Filed pursuant to Rule 424(b)(5)
Registration No. 333-198793

PROSPECTUS SUPPLEMENT

(To prospectus dated November 10, 2014)

1,000,000 Tangible Equity Units

William Lyon Homes 6.50% Units

We are offering 1,000,000 of our Tangible Equity Units, or “Units.” Each Unit has a stated amount of $100.00. Each Unit is a unit comprised of a prepaid stock purchase contract and a senior subordinated amortizing note due December 1, 2017 issued by us, which has an initial principal amount of $18.01 and a final installment payment date of December 1, 2017.

Unless settled earlier at the holder’s option, each purchase contract will automatically settle on the mandatory settlement date of December 1, 2017 and we will deliver a number of shares of Class A Common Stock (“Class A Common Stock”), based on the applicable market value. The applicable market value is the average of the daily volume weighted average prices of our Class A Common Stock for the 20 consecutive trading days ending on, and including the third trading day immediately preceding, December 1, 2017. On the mandatory settlement date, each purchase contract will settle, unless earlier settled, as follows (subject to adjustment as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates”):

•	if the applicable market value is equal to or greater than $22.49, you will receive 4.4465 shares of Class A Common Stock for each purchase contract;

•	if the applicable market value is less than $22.49 but greater than $19.14, you will receive a number of shares of Class A Common Stock per purchase contract equal to $100.00, divided by the applicable market value; and

•	if the applicable market value is less than or equal to $19.14, you will receive 5.2247 shares of common stock for each purchase contract.

At any time prior to 5:00 p.m., New York City time on the third scheduled trading day immediately preceding December 1, 2017, you may settle any or all of your purchase contracts early and we will deliver to you a number of shares of Class A Common stock per purchase contract equal to: (i) if you settle purchase contracts prior to 5:00 p.m., New York City time on May 25, 2015, 4.224175, which is 95% of the minimum settlement rate, and (ii) if you settle purchase contracts commencing on May 26, 2015, 4.4465, which is the minimum settlement rate, subject in either case to adjustment as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” In addition, if a fundamental change (as defined in the prospectus supplement) occurs and you elect to settle your purchase contracts early in connection with the fundamental change, you will receive a number of shares of Class A Common Stock based on the fundamental change early settlement rate, as described herein. Except for cash in lieu of fractional shares or cash included in “exchange property” (as defined herein), purchase contracts will not entitle holders to any cash distributions.

The amortizing notes will pay you equal quarterly installments of $1.6250 per amortizing note (except for the March 1, 2015 installment payment, which will be $1.8056), which in the aggregate will be equivalent to a 6.50% cash payment per year with respect to each $100.00 stated amount of Units. The amortizing notes will be our unsecured senior subordinated obligations, and will be subordinate in right of payment to all borrowings under our revolving credit facility and equal in right of payment with our other existing and future and senior indebtedness.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Unit, and the separate components may be combined to recreate a Unit.

We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Prior to this offering there has been no public market for the Units.

Our Class A Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “WLH.” The last reported sale price of our Class A Common Stock on the NYSE on November 17, 2014 was $19.14 per share.

We have granted the underwriters an option to purchase, within the 13-day period that begins on and includes the date of initial issuance of the Units, up to an additional 150,000 Units.

Investing in the Units involves a high degree of risk. See “Risk Factors” beginning on page S-22 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public	Underwriting discounts and commissions(1)	Proceeds to us, before expenses
Per Unit	$100.00	$3.00	$97.00
Total	$100,000,000.00	$3,000,000.00	$97,000,000.00

(1)	We refer you to “Underwriting (Conflict of Interest)—Conflicts of Interest” beginning on page S-90 of this prospectus supplement for additional information regarding underwriter compensation and certain conflicts of interest.

We expect that delivery of the Units will be made to purchasers in book-entry form only, through the facilities of The Depository Trust Company on or about November 21, 2014.

Joint book-running managers
J.P. Morgan	Citigroup	Credit Suisse

Co-manager

Oppenheimer & Co.

November 17, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities that we are offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated November 10, 2014, which gives more information about us. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, and cannot provide any assurance as to, the reliability of any other information that others may give you.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all exhibits, schedules and amendments thereto.

Unless the context indicates otherwise, as used in this prospectus supplement, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes, “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent, and “Polygon Northwest” refers to the residential homebuilding operations of PNW Home Builders, L.L.C.

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information different from that incorporated by reference or contained in this prospectus. The information incorporated by reference and contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities being offered by us pursuant to this prospectus supplement.

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No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities that we are offering or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any accompanying prospectus and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission, or the SEC, and incorporate by reference will contain forward-looking statements.

These forward-looking statements include statements relating to our anticipated financial performance, our business prospects, the consummation of the transactions contemplated by this prospectus supplement, the use of proceeds, home deliveries, community count, capital structure and leverage ratios, anticipated benefits to be realized from the acquisition of Polygon Northwest, market and industry trends, growth and expansion, the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities, legal proceedings and claims, and/or statements preceded by, followed by or that include the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could,” “plans,” “seeks” and similar expressions. These forward-looking statements speak only as of the dates stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” in this prospectus supplement, as well as in our other reports filed from time to time with the SEC. These factors include, but are not limited to:

●	our ability to integrate successfully the operations of Polygon Northwest with our existing operations and to realize the anticipated benefits from such acquisition;

●	worsening in general economic conditions either nationally or in regions in which we operate;

●	worsening in markets for residential housing;

●	declines in real estate values, resulting in further impairment of our real estate assets;

●	volatility in the banking industry and credit markets;

●	terrorism or other hostilities involving the United States;

●	changes in mortgage and other interest rates;

●	conditions in the capital, credit and financial markets, including mortgage lending standards and the availability of mortgage financing;

●	changes in generally accepted accounting principles or interpretations of those principles;

●	changes in prices of homebuilding materials;

●	the availability of labor and homebuilding materials;

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●	adverse weather conditions;

●	competition for home sales from other sellers of new and resale homes;

●	cancellations and our ability to realize our backlog;

●	the occurrence of events such as landslides, earthquakes and other geologic events that may be uninsurable or not economically insurable;

●	changes in governmental laws and regulations;

●	our ability to comply with financial and other covenants under our debt instruments;

●	our ability to refinance the outstanding balances of our debt obligations at their maturity;

●	the timing of receipt of regulatory approvals and the opening of projects;

●	the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage;

●	the availability and cost of land for future development; and

●	other factors set forth under “Risk Factors” included herein, as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in each case in our annual report on Form 10-K for the year ended December 31, 2013 and in subsequent filings with the SEC, incorporated by reference in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about our business and this offering and highlights selected information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the Units offered hereby. For a more complete understanding of our business and this offering, you should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks discussed under “Risk Factors,” the consolidated financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus before making an investment decision.

As described elsewhere in this prospectus supplement, on August 12, 2014 we completed our acquisition of Polygon Northwest. Unless otherwise specifically indicated, our consolidated results for the financial periods presented herein include the financial results of Polygon Northwest from the date of the acquisition as our Washington and Oregon divisions.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional Units is not exercised.

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Our core markets currently include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland.

We have a distinguished legacy of more than 58 years of homebuilding operations, over which time we have sold in excess of 93,000 homes. Our markets are characterized by attractive long-term housing fundamentals. We hold leading market share positions in most of our markets and we have a significant land supply. As of September 30, 2014, we had a total of 18,075 lots owned or controlled and were selling homes out of 55 active selling communities.

We have significant expertise in understanding the needs of our homebuyers and designing our product offerings to meet those needs. This allows us to maximize the yield on our land investments by tailoring our home offerings to meet the buyer demands in each of our markets. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history in recognition of our achievements.

We have experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have demonstrated signs of recovery and growth. In 2013, we delivered 1,360 homes, with an average selling price of approximately $383,000, and recognized home sales revenues and total revenues of $521.3 million and $572.5 million, respectively. In the nine months ended September 30, 2014, we delivered 1,036 homes, with an average selling price of approximately $487,000, and recognized home sales revenues and total revenues of $504.5 million and $536.7 million, respectively. On a pro forma basis assuming that the acquisition of Polygon Northwest had closed as of January 1, 2013, for the nine months ended September 30, 2014, our combined company delivered 1,431 homes and recognized home sales revenues of $655.4 million. As of September 30, 2014, we were selling homes in 55 communities and had a consolidated backlog of 728 sold but unclosed homes, with an associated sales value of $382.9 million, representing an 84% increase in value as compared to our backlog as of

September 30, 2013. The average selling price of homes in our backlog as of September 30, 2014 was approximately $526,000, which was approximately 14% higher than the average selling price of homes closed for the three months ended September 30, 2014.

Through the recent strategic acquisition of Polygon Northwest, we expanded our geographic footprint and increased the scale of our existing operations within the Western region, acquiring a company that not only has demonstrated impressive operating results but that also is complementary to us in terms of product offering and cultural fit, with a similar focus on high customer satisfaction and new home quality. We believe that Polygon Northwest was the largest private homebuilder in the Pacific Northwest region at the time of the acquisition, with #2 market positions in each of its core markets of Seattle and Portland. Polygon Northwest has operated in the Pacific Northwest region for over 20 years, delivering approximately 16,000 homes during such time period and establishing a strong reputation for quality and customer satisfaction. During 2013, Polygon Northwest delivered 791 homes and produced homebuilding revenues of approximately $290.1 million. Average sales prices of homes delivered during 2013 were $436,000 and $254,000 in Seattle and Portland, respectively, with a focus on targeting primarily first- and second-time move-up buyers.

We believe that the attractive fundamentals in our markets, our leading market share positions, our long-standing relationships with land developers, our significant land supply and our focus on providing the best possible customer experience position us to capitalize on meaningful growth as the U.S. housing market continues to improve.

Recent Developments

Acquisition of Polygon Northwest

On August 12, 2014, we completed our acquisition, or the Polygon Acquisition, of Polygon Northwest pursuant to the Purchase and Sale Agreement, or the Purchase Agreement, dated June 22, 2014. Pursuant to the Purchase Agreement, we acquired, for cash, all of the membership interests of the underlying limited liability companies and certain service companies and other assets that comprised Polygon Northwest for an aggregate cash purchase price of approximately $548.0 million, which cash purchase price remains subject to final working capital adjustment in accordance with the terms of the Purchase Agreement. We now operate Polygon Northwest as two new divisions under the Polygon name, one in Washington, with a core market of Seattle, and the other in Oregon, with a core market of Portland. Through the Polygon Acquisition, we added over 4,600 owned or controlled lots to our land portfolio in two attractive Western U.S. markets. As of the acquisition date, Polygon Northwest’s homebuilding operations had 12 active selling communities in Washington and Oregon.

In connection with completion of the Polygon Acquisition, we entered into certain financing arrangements, which are discussed below.

Acquisition Financing Transactions

7.00% Senior Notes due 2022

On August 11, 2014, WLH PNW Finance Corp., or Escrow Issuer, a wholly owned subsidiary of California Lyon, completed its private placement with registration rights of 7.00% Senior Notes due 2022, or the 2022 Notes, in an aggregate principal amount of $300.0 million. The 2022 Notes were issued at 100% of their aggregate principal amount. On the date of consummation of the Polygon Acquisition, Escrow Issuer merged with and into California Lyon, which we refer to as the Escrow Merger, and California Lyon assumed the obligations of the Escrow Issuer under the 2022 Notes and the related indenture by operation of law. Following the Escrow Merger, California Lyon is the obligor under the 2022 Notes, and the 2022 Notes are guaranteed on a senior unsecured basis by Parent and certain of its existing and future wholly owned subsidiaries, including the entities acquired through the Polygon Acquisition. The net proceeds from the issuance of the 2022 Notes were used to fund a portion of the purchase price for the Polygon Acquisition.

Senior Unsecured Facility

On August 12, 2014, we entered into a senior unsecured loan facility, or the Senior Unsecured Facility, pursuant to which California Lyon borrowed $120.0 million in order to pay a portion of the purchase price for the Polygon Acquisition. The debt under the Senior Unsecured Facility bears interest at an annual rate equal to a Eurodollar rate (subject to a minimum “floor” of 1.00%), plus an initial margin, which margin will increase by 0.50% every three months that such debt remains outstanding, subject to an interest rate cap. The Senior Unsecured Facility will initially mature on its one-year anniversary, and may be prepaid in whole or in part prior to maturity without penalty. Any debt under the Senior Unsecured Facility that has not been previously repaid in full on or prior to the initial maturity date will be automatically converted into a senior term loan facility, which could be exchanged at the option of the lenders thereunder in whole or in part for senior exchange notes. The obligations of California Lyon under the Senior Unsecured Facility are guaranteed by the same entities that are guarantors under the existing $100.0 million revolving credit facility, or the Revolving Credit Facility, and the Senior Unsecured Facility ranks pari passu with California Lyon’s existing and future unsecured indebtedness. We intend to pay down outstanding debt under the Senior Unsecured Facility using the net proceeds of this offering.

The net proceeds of the issuance and sale of the 2022 Notes and the Senior Unsecured Facility, along with cash on hand (including approximately $100.0 million of cash proceeds generated from several separate land banking arrangements completed in August 2014 with respect to land parcels located in California, Washington and Oregon), were used to finance the Polygon Acquisition and to pay related fees and expenses.

Our Competitive Strengths

Leading local presence in high-growth Western U.S. markets

We believe that our market presence positions us to meaningfully capitalize on the broader national housing market recovery. We are highly disciplined in the selection of our markets, based upon underlying supply and demand fundamentals, competitiveness and profitability drivers. Our land inventory is concentrated in markets that benefit from favorable housing demand drivers including high population and job growth, positive migration patterns, housing affordability and desirable lifestyle and weather characteristics. According to the Burns Home Value Index as of September 2014, eight of our markets are above the national average for year-over-year price appreciation and our recent expansion into the Pacific Northwest region added two top 20 markets that we believe possess very attractive housing market fundamentals.

We believe that homebuilding is a very local business and that we benefit not only from being in attractive markets, but also from having significant scale in our markets. We hold leading market share positions in most of our markets, including a #3 ranking in Los Angeles County and a #7 ranking in Orange County; a #6 ranking in Contra Costa County and a #10 ranking in Northern California; a #9 ranking in Phoenix; a #11 ranking in Las Vegas; a #7 ranking in Fort Collins / Northern Colorado; a #13 ranking in Denver; and, through the Polygon Acquisition, a #2 ranking in Seattle and a #2 ranking in Portland, each based upon 2013 home closings as reported by Metrostudy.

Our scale and significant operating experience within our markets have allowed us to cultivate long-standing relationships with local land owners, officials, subcontractors and suppliers. We believe that maintaining significant market share enables us to achieve economies of scale, maximize our visibility to land acquisition opportunities and differentiates us from our competitors. We believe that our regional operating model, our intimate knowledge of local market conditions and our decades of operating and local market experience have enabled us to perform favorably compared to the local divisions of national homebuilders and we believe that we are well-positioned to continue to do so as the U.S. housing market continues to recover.

Significant and well-located land position

We benefit from a sizeable and well-located lot supply. As of September 30, 2014, we and our consolidated joint ventures owned 14,467 lots, all of which are entitled, and had options to purchase an additional 3,608 lots, equating to a total of approximately 8.8 years of land supply based upon our 2,060 home closings for the 12 months ended September 30, 2014 on a pro forma basis for the Polygon Acquisition.

Our lot supply is well-diversified across our markets and reflects our balanced approach to land investment. We have a diverse mix of finished lots available for near-term homebuilding operations and longer-term strategic land positions to support future growth. We believe that our current inventory of over 18,000 owned and controlled lots is sufficient to supply the vast majority of our projected future home closings for the next three years. Our meaningful supply of lots allows us to be selective in identifying new land acquisition opportunities, with a primary focus on optioning and acquiring land to drive closings, revenues and earnings growth through 2016 and beyond.

Total Lots Owned and Controlled and Years of Land Supply

(As of September 30, 2014)

Division	Lots Owned and Controlled as of September 30, 2014	% of Total Lots	Deliveries in Twelve Months Ended September 30, 2014[1]	Years Supply[2]
Arizona	5,471	30%	269	20.3
Nevada	3,124	17%	237	13.2
Southern California	2,162	12%	598	3.6
Northern California	1,604	9%	143	11.2
Colorado	1,211	7%	76	15.9
Washington	2,324	13%	417	5.6
Oregon	2,179	12%	320	6.8

Total	18,075	100%	2,060	8.8

[1]	Represents home deliveries in twelve months ended September 30, 2014 for the following divisions of William Lyon Homes: Arizona, Nevada, Southern California, Northern California and Colorado. For the Washington and Oregon divisions, represents home deliveries of Polygon Northwest during the pre-acquisition period from October 1, 2013 to August 11, 2014, combined with the home deliveries during the post-acquisition period from August 12, 2014 to September 30, 2014 as the Washington and Oregon divisions of William Lyon Homes operating under the Polygon Northwest brand name.
[2]	Represents Total Lots divided by Deliveries in Twelve Months Ended September 30, 2014

Book Value of Owned and Controlled Inventory by Geography (as of September 30, 2014)[1]	Book Value of Owned Inventory by Development Status (as of September 30, 2014)[2]

[1]	Presented based on carrying value as of September 30, 2014, which includes purchase price allocation for Polygon Acquisition.
[2]	Presented based on carrying value as of September 30, 2014, which includes purchase price allocation for Polygon Acquisition; excludes deposits and inventory not owned.

Land acquisition and development expertise

We believe our ability to identify, acquire and develop land in desirable locations and on favorable terms is key to our success. Unlike many of our peers, we retained our senior land acquisition and development personnel throughout the most recent housing downturn, allowing us to maintain our acquisition and development capabilities and our strong relationships with local and regional land sellers. We have purchased land and built and sold homes in highly desirable master-planned communities and developments such as The Irvine Ranch, Rancho Mission Viejo and Summerlin and we have worked with land developers such as Lewis Community Developers and FivePoint Communities throughout our and their operating histories. We believe these long-standing relationships provide us with a significant competitive advantage in our markets, where relationships are frequently just as important as, or more important than, price in the sourcing of land acquisitions.

We opportunistically engage in land development in certain markets. Our key senior land acquisition and development professionals have an average of 29 years of industry experience, providing our organization with the necessary expertise to successfully progress land through the entire development cycle, including the entitlement process. Some of our land holdings represent multi-phase, master-planned communities, which provide us with the opportunity to add value to our undeveloped land through re-entitlements or repositioning, particularly in those markets with highly fragmented land ownership or those lacking market participants capable of assembling and developing large land parcels. Further, engagement in land development affords us the ability to execute upon opportunistic bulk land sales when such sales translate into attractive returns comparable to or in excess of our operating projections.

Strategically diversified across buyer segments and product offerings

We offer a broad portfolio of products, including single-family detached and attached homes designed for and marketed to targeted customer segments, strategically focused to match product and price points to areas of the market with the greatest depth of demand. Our products are differentiated by size, design, livability, features and amenities in order to serve the specific needs of homebuyers, with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. Despite the diversity of our product offerings, we generally standardize the number of home designs within any given product line. This standardization permits on-site mass production techniques and bulk purchasing of materials and components, which enable us to better control and reduce construction costs and cycle times. We believe that our diversified product strategy enables us to best serve multiple customer segments and to quickly adapt to market conditions and consumer preferences. Further, our ability to deliver a wide spectrum of product types to different buyer demographics allows us to pursue a broader array of land acquisition opportunities, both in terms of geographic location and land parcel size.

We continually evaluate opportunities to evolve our product mix within our communities. In communities we brought online in 2013 and 2014 year-to-date and that we expect to bring online through 2015, we have included a higher percentage of offerings targeted to what we believe to be the underserved move-up markets. For the twelve months ended September 30, 2014, which includes closings from Polygon Northwest since August 12, 2014, approximately 74% of our home closings were to move-up buyers and 26% were to first-time buyers. This shift in product mix meaningfully contributed to the 39% increase in the average selling price of our homes delivered, from $349,000 for the nine months ended September 30, 2013 to $487,000 for the nine months ended September 30, 2014. Over the same period of time, the average selling price of our backlog of homes sold but not yet closed increased by 18%, from $446,000 to $526,000.

Home Closings by Average Selling Price (for the nine months ended September 30, 2014)	Buyer Segmentation by LTM Closings (for the twelve months ended September 30, 2014)

We carefully study and design our products with the assistance of third-party architects, engineers, designers, consultants and homeowner focus groups. Within each of our markets, we determine the profile of buyers we hope to address and we design neighborhoods and homes taking into account the specific needs of those buyers. We believe that our customer and product diversification strategies provide us the flexibility to respond effectively to changes in consumer preferences and quickly adapt to evolving community demographics.

Long-standing reputation for delivering superior quality and customer service

We believe that our leadership positions in our markets are due in large part to our long-standing reputation as a producer of high-quality homes and our industry-leading, award-winning customer support services. We have received numerous industry awards and commendations throughout our operating history, including “Professional Builder of the Year” from Professional Builder Magazine, “Builder of the Year” from Builder and Developer Magazine and, most recently in 2013 and 2014, an aggregate of 33 Eliant Homebuyer Choice Awards, the most of any homebuilder, in categories such as “Overall Purchase Experience,” “Design Selection Experience,” “Construction Experience,” “Overall First-Year Quality,” “Highest Percent of Sales from Referrals” and “Overall Home Purchase & Ownership Experience.”

We currently market and sell our homes under the William Lyon Homes brand in all of our markets except for Colorado, Washington and Oregon. In Colorado, we operate under the Village Homes brand. Established in 1984 and acquired by us in 2012, Village Homes has an outstanding reputation for quality and service and has received numerous industry awards, including “America’s Best Builder” by Builder Magazine in

2002, numerous J.D. Power Awards and, most recently, the Homebuilders Association of Denver’s 2012 “Community of the Year” award. We operate in Washington and Oregon under the Polygon brand. Polygon Northwest has operated in the Pacific Northwest region for over 20 years and has established a strong reputation for quality and customer satisfaction. We believe Polygon Northwest’s rigorous quality assurance process, developed in 2003 by a former Boeing aerospace engineer, has served as a key source of competitive differentiation for the Polygon brand and has yielded notably high levels of customer satisfaction and referral rates.

We focus on building and selling homes that combine high-quality craftsmanship with locally influenced design characteristics that ultimately reflect the various lifestyles and aspirations of our multiple customer segments. We strive to provide the highest level of customer service during the sales process and after a home is sold. We typically engage our sales personnel on a long-term, rather than project-by-project, basis, which we believe results in a more motivated and loyal sales force with an extensive knowledge of our operating policies and products. We also employ a variety of programs and services to ensure customer satisfaction and help us improve production efficiency, reduce warranty costs and increase customer referrals. We believe that delivering high-quality homes and industry-leading customer service provides for a differentiated buying experience and provides us with a competitive advantage based upon repeat customers, high referral rates and strong brand recognition, allowing us to lower customer acquisition costs and increase unit sales rates.

Deep and experienced management team with significant tenure at our Company

We benefit from a highly experienced management team, with our executive officers and regional and division presidents averaging approximately 27 years of experience in the homebuilding and development industries within the Western region of the United States. Our Chief Executive Officer, William H. Lyon, our President and Chief Operating Officer, Matthew R. Zaist, and our Chief Financial Officer, Colin Severn, have closely managed the operational and financial aspects of our business and each brings significant experience, operational and market knowledge and professional relationships within the industry. Our regional and division presidents have substantial industry knowledge and local market expertise, with an average of approximately 13 years at our Company and an average of approximately 26 years in the homebuilding industry. Reporting directly to our division presidents, we have a deep and long-tenured team of 29 management professionals with an average of 27 years of experience in the homebuilding industry and 12 years of experience at our Company. We believe this level of experience and the resulting long-standing relationships provide us with a competitive advantage, particularly as it relates to dealings with land sellers, subcontractors and material suppliers, and enable us to identify, evaluate and capitalize on market opportunities, attract and retain new customers and adjust to changing national, regional and local business conditions. We strive to ensure that we have the best team available and we believe our reputation, market presence and consistency of values and culture have enabled us to attract and retain top talent.

General William Lyon (USAF Ret.), our Company’s namesake and our Executive Chairman, has nearly 60 years of operating history within the homebuilding industry and his experience, knowledge of our operations and the markets in which we compete and extensive professional relationships within our industry enable him to serve as a valuable leader to our Company. General Lyon provides senior leadership to our management team and to our board of directors, ensuring that the business principles that have made our Company successful in the past are an integral part of our ongoing culture. In addition to the contributions of General Lyon, we have a strong board of directors with a diverse range of industry backgrounds and experience. We believe that our board of directors provides us with an additional point of reference on strategic operating and corporate decisions and various members bring significant real estate knowledge and relationships from which we benefit.

Our Business Strategy

Drive revenue growth and profitability by opening new communities on existing owned and controlled land supply

During 2014, we have significantly expanded our lot supply and geographic footprint. This included the acquisition of an infill portfolio of residential land parcels in three land constrained markets in California in March 2014 and the acquisition of Polygon Northwest and corresponding entry into the attractive Pacific Northwest markets of Seattle and Portland in August 2014. As of September 30, 2014, we owned or controlled a total of 18,075 lots, which represents an increase of over 31% compared to a total of 13,747 lots owned and controlled as of December 31, 2013. We intend to capitalize on our existing owned and controlled land supply. Based on our current outlook and supply of over 18,000 owned and controlled lots, we believe that our current inventory is sufficient to supply the vast majority of our projected future home closings for the next three years.

We had 55 active selling communities as of September 30, 2014, representing an approximately 72% net increase from December 31, 2013, and we estimate having approximately 75 active selling communities by mid-year 2015.

We believe that the execution of our business plan through the monetization of our existing land position will allow us to increase or maintain our market share within our markets, enabling us to enhance profitability by continuing to optimize the size of our business plan in each of our markets in order to leverage operating efficiencies appropriately. We will continue to pursue growth within our markets to the extent that we believe such growth is consistent with our disciplined operating strategy, balanced land policies and overall commitment to superior product quality.

Employ disciplined land acquisition strategies to support future growth

We believe that, next to our people, our land is our most valuable asset. As a result of our strong reputation for quality and consistency and our well-established operating history of between 17 years and 58 years in our markets, we have developed long-standing relationships with local land sellers, master-planned community developers, financial institutions and other builders. We intend to leverage these relationships, along with our extensive knowledge of local market dynamics and trends, to continue to source well-positioned land parcels in our markets.

Our land acquisition strategy is dynamic, nimble and responsive to prevailing and projected future market conditions. We attempt to maximize allocation of our capital utilizing land acquisition transaction structures that minimize up-front capital requirements while maximizing long-term returns through purchase options and land banking arrangements, rolling lot takedowns, purchase contracts that provide for payment to land sellers upon closing of homes built on land purchased from them, and non-recourse or seller financing, when possible.

Maintain disciplined operating platform and low cost structure with focus on profitability and cash flow

We combine a decentralized management approach to those aspects of our business where detailed knowledge of local market conditions is important with a centralized management approach to those areas where we believe central control is required, including, in particular, land investment. Our local and regional management teams are responsible for monitoring homebuyer demand trends and managing construction, land development, sales and marketing and governmental processing activities, while our corporate staff provides back-office support for financial, treasury, human resources, information technology and legal matters. We focus on minimizing construction costs and overhead, a strategy which we believe is critical to maintaining competitive margins and profitability. We believe that we have built a scalable foundation which will support and foster revenue growth without a proportionate corresponding increase in our selling, general and administrative expenses.

Prudent focus on balance sheet optimization and investor returns

We intend to continue to employ a prudent mix of both debt and equity as part of our ongoing financing strategy. We believe we are well-positioned with a strong balance sheet and sufficient liquidity for supporting our ongoing operations and growth initiatives. We are focused on maintaining an appropriate long-term capital structure and will seek to utilize a combination of our expected meaningful cash flow generation from operations and increases in our equity base through retained earnings and potential equity issuances on an opportunistic basis to reduce net leverage. Our goal is to target total debt to book capitalization of 50% or lower by the end of 2016.

General Company Corporate Information and History

Our principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. Our website address is www.lyonhomes.com. Information contained on our website is not a part of this prospectus supplement and the inclusion of the website address in this prospectus supplement is an inactive textual reference only.

The Offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of this offering and the terms and conditions of the Units and the Class A Common Stock of William Lyon Homes (the “Class A Common Stock”) issuable upon settlement of the purchase contracts, if any, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including, without limitation, the sections of this prospectus supplement entitled “Risk Factors,” “Description of the Units,” “Description of the Purchase Contracts,” and “Description of the Amortizing Notes”, as well as the sections of the accompanying prospectus entitled “Description of Parent’s Capital Stock,” “Description of Debt Securities,” “Description of Purchase Contracts” and “Description of Units.”

Issuer	William Lyon Homes, a Delaware corporation

Number of Units Offered	1,000,000 Units (or 1,150,000 Units if the underwriters exercise their option to purchase additional Units in full).

Stated Amount and Initial Offering Price

of Each Unit	$100.00 for each Unit.

Components of Each Unit	Each Unit is a unit composed of two parts:

• a prepaid stock purchase contract (a “purchase contract”); and

• a senior subordinated amortizing note (an “amortizing note”).

Unless settled earlier at the holder’s option, each purchase contract will automatically settle on December 1, 2017 (the “mandatory settlement date”), and William Lyon Homes will deliver not more than 5.2247 shares of Class A Common Stock and not less than 4.4465 shares of Class A Common Stock, subject to adjustment, based upon the applicable settlement rate and applicable market value of Class A Common Stock, as described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock.”

No fractional shares of Class A Common Stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares or cash included in the “exchange property” (as defined below), if any, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $18.01, bear interest at the annual rate of 5.50% and have a final installment payment date of December 1, 2017. On each March 1, June 1, September 1 and December 1, commencing on March 1, 2015,

William Lyon Homes will pay equal quarterly installments of $1.6250 on each amortizing note (except for the March 1, 2015 installment payment, which will be $1.8056 per amortizing note). Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.” The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of Class A Common Stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be Separated into its

Components	Each Unit may be separated into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding the mandatory settlement date. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be Recreated from its

Components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units—Separating and Recreating Units.”

No Listing	William Lyon Homes does not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated interdealer quotation system. Prior to this offering, there has been no public market for the Units.

Symbol of Class A Common Stock on

the New York Stock Exchange	“WLH”

U.S. Federal Income Tax Considerations	Although there is no authority directly on point and therefore the issue is not free from doubt, William Lyon Homes believes that each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including amortizing notes which it believes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes component as indebtedness for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding (i) the tax treatment of an investment in Units, (ii) whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and (iii) the tax treatment described under “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $97.0 million, after deducting underwriting discounts (or approximately $111.6 million if the underwriters exercise their option to purchase additional Units in full).

We intend to use the net proceeds from this offering to pay down outstanding debt under the Senior Unsecured Facility.

The Purchase Contracts

Mandatory Settlement Date	December 1, 2017

Mandatory Settlement	On the mandatory settlement date, unless such purchase contract has been settled earlier at the holder’s option, each purchase contract will automatically settle and William Lyon Homes will deliver a number of shares of Class A Common Stock, based on the applicable settlement rate.

Settlement Rate	The “settlement rate” for each purchase contract will be not more than 5.2247 shares of Class A Common Stock and not less than 4.4465 shares of Class A Common Stock, in each case subject to adjustment as described herein, depending on the applicable market value of the Class A Common Stock, calculated as described below.

•	If the applicable market value is equal to or greater than $22.49 (the “threshold appreciation price”), you will receive 4.4465 shares of Class A Common Stock per purchase contract (the “minimum settlement rate”).

•	If the applicable market value is greater than $19.14 (the “reference price”), but is less than the threshold appreciation price, you will receive a number of shares of Class A Common Stock per purchase contract equal to $100.00, divided by the applicable market value.

•	If the applicable market value is less than or equal to the reference price, you will receive 5.2247 shares of Class A Common Stock per purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate and the minimum settlement rate, and the reference price and the threshold appreciation price, is subject to adjustment as described below under “Description of the

Purchase Contracts—Adjustments to the Fixed Settlement Rates.” The “applicable market value” means the average of the daily VWAPs (as defined herein) of the Class A Common Stock for the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date.

The reference price is $19.14.

The threshold appreciation price, which is initially approximately $22.49, represents a 17.50% appreciation over the reference price.

The following table illustrates the settlement rate per purchase contract and the value of the Class A Common Stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of Class A Common Stock	Settlement Rate	Value of Class A Common Stock Delivered (Based on the Applicable Market Value Thereof)
Less than or equal to $19.14	5.2247 shares	Less than $100.00

Greater than $19.14 but less than $22.49	Number of shares equal to $100.00, divided by the applicable market value	$100.00

Equal to or greater than $22.49	4.4465 shares	Greater than $100.00

Early Settlement at your Election	At any time prior to 5:00 p.m., New York City time on the third scheduled trading day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case William Lyon Homes will deliver a number of shares of Class A Common Stock per purchase contract equal to: (i) if you settle purchase contracts prior to 5:00 p.m., New York City time, on May 25, 2015, 4.224175, which is 95% of the minimum settlement rate, and (ii) if you settle purchase contracts commencing on May 26, 2015, the minimum settlement rate, subject in either case to adjustment as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” For the avoidance of doubt, the preceding sentence shall have no effect on the fundamental change early settlement rate. The market value of the Class A Common Stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to 5:00 p.m., New York City time on to the third scheduled trading day immediately preceding the mandatory settlement date is subject to the delivery of your purchase contract.

Upon early settlement of a purchase contract that is a component of a Unit at your election, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Early Settlement at your Election Upon a

Fundamental Change	In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of Class A Common Stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.” Upon early settlement of a purchase contract that is a component of a Unit at your election in connection with a fundamental change, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early in connection with such fundamental change.

The Amortizing Notes

Initial Principal Amount of each

Amortizing Note	$18.01

Installment Payments	Each quarterly installment payment per amortizing note of $1.6250 (except for the March 1, 2015 installment payment, which will be $1.8056) will be paid in cash and will constitute a payment of interest and a partial repayment of principal, computed at a rate of 5.50% per year. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment Payment Dates	Each March 1, June 1, September 1 and December 1, commencing on March 1, 2015, with a final installment payment date of December 1, 2017.

Ranking of the Amortizing Notes	The amortizing notes will be unsecured senior subordinated obligations of William Lyon Homes and will be:

•	subordinated in right of payment to all borrowings under the Revolving Credit Facility;

•	parri passu in right of payment with all of William Lyon Homes’ existing and future senior indebtedness, other than borrowings under the Revolving Credit Facility, which will be senior in right of payment to the obligations under the amortizing notes;

•	senior in right of payment to any existing and future subordinated indebtedness of William Lyon Homes;

•	effectively subordinated to William Lyon Homes’ obligations under any existing or future secured indebtedness, including indebtedness incurred under the Revolving Credit Facility and certain additional project-level financing for certain construction projects and land acquisitions, in each case, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of William Lyon Homes’ subsidiaries, including California Lyon’s 5.75% senior notes due 2019, 8.5% senior notes due 2020 and 2022 Notes, which we collectively refer to as the Existing Notes, and borrowings under the Revolving Credit Facility, which are guaranteed by William Lyon Homes.

As of September 30, 2014, after giving effect to the sale of the Units offered hereby and the use of proceeds therefrom, William Lyon Homes’ total indebtedness would have been $962.7 million, $41.3 million of which would have been secured indebtedness. As of September 30, 2014, after giving effect to the sale of the Units offered hereby and the use of proceeds therefrom, the total liabilities of the subsidiaries of William Lyon Homes would have been $944.7 million. In addition, William Lyon Homes would have had $73.3 million of borrowing capacity under the Revolving Credit Facility and project-level financing facilities as of September 30, 2014.

No Guarantees	The amortizing notes will not be guaranteed by any of our subsidiaries.

Conflict of Interest

Because William Lyon Homes intends to use the net proceeds from this offering to repay indebtedness owed to certain affiliates of the underwriters who are lenders under the Senior Unsecured Facility as described under the section entitled “Use of Proceeds”, this offering is being made in compliance with Rule 5121 of the rules of the Financial Industry Regulator Authority, Inc. (“FINRA”). Accordingly, Oppenheimer & Co. Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. No underwriter having a conflict of interest under FINRA Rule 5121 will sell to a discretionary account any security with respect to which the conflict exists, unless the member has received specific written approval of the transaction from the account holder and retains documentation of the approval in its records. See “Underwriting (Conflict of Interest)—Conflicts of Interest.”

Risk Factors

In evaluating an investment in the Units, prospective investors should carefully consider, along with the other information in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the Units.

SUMMARY HISTORICAL FINANCIAL DATA

The following summary financial data sets forth historical financial data for William Lyon Homes, which includes the results of Polygon Northwest from the acquisition date of August 12, 2014, as our Washington and Oregon divisions, as well as certain historical financial data for Polygon Northwest. You should read this information in conjunction with the financial information included elsewhere or incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

Summary Historical Financial and Operating Data of William Lyon Homes

The following table sets forth certain of our historical financial and other data. The summary historical consolidated statement of operations data, other financial data and operating data for the year ended December 31, 2013, the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012 and the year ended December 31, 2011, and the balance sheet data as of December 31, 2013, 2012 and 2011, have been derived from our audited consolidated financial statements and the related notes, including those incorporated by reference in this prospectus supplement. The summary historical consolidated statement of operations data, other financial data and operating data for the nine months ended September 30, 2014 and September 30, 2013 and balance sheet data as of September 30, 2014 have been derived from our unaudited financial statements and the related notes incorporated by reference in this prospectus supplement.

On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions of a Prepackaged Joint Plan of Reorganization, or the Plan, which had been approved by the bankruptcy court following the filing by Parent and certain of its subsidiaries of voluntary bankruptcy petitions, and which Plan included (i) the issuance of shares of Class A Common Stock and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, in exchange for claims held by the holders of the formerly outstanding notes of California Lyon, (ii) an amendment dated February 25, 2012 of California Lyon’s then-outstanding loan with ColFin WLH Funding, LLC and certain other lenders, which amendment resulted in a $235 million 10.25% Senior Secured Term Loan due 2015, (iii) the issuance of shares of our Class B Common Stock, par value $0.01 per share, or Class B Common Stock, and a warrant to purchase additional shares of Class B Common Stock in exchange for cash consideration invested by the Lyon family, and (iv) the issuance of shares of Convertible Preferred Stock and Class C Common Stock in exchange for cash consideration.

The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations. Upon emergence from In re William Lyon Homes, et al., Case No. 11-14019, on February 25, 2012, or the Emergence Date, we adopted fresh start accounting as prescribed under Accounting Standards Codification No. 852, Reorganizations, or ASC 852, which required us to value our assets and liabilities at their related fair values. In addition, we adjusted our accumulated deficit to zero at the Emergence Date. Items such as accumulated depreciation, amortization and accumulated deficit were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, prepaid and other assets, accounts payable, certain accrued liabilities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to the Emergence Date. Items such as real estate inventories, property, plant and equipment, certain notes receivable, certain accrued liabilities and notes payable were adjusted from amounts previously reported. Unless otherwise stated or the context otherwise requires, reference hereinafter to the “Successor” reflects the operations of Parent after the Emergence Date, and after giving effect to the application of ASC 852, from February 25, 2012 through December 31, 2012, and any reference to the “Predecessor” refers to the operations of Parent prior to the Emergence Date. Because we adopted fresh start accounting at emergence from bankruptcy and because of the significance of liabilities subject to compromise that were relieved upon emergence from bankruptcy, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the notes to our consolidated financial statements incorporated by reference in this prospectus supplement for further details relating to fresh start accounting.

	Successor(1)				Predecessor(1)
(dollars in thousands)	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period From January 1, through February 24 2012	Year Ended December 31, 2011
Statement of Operations Data
Revenues
Home sales	$504,546	$338,434	$521,310	$244,610	$16,687	$207,055
Lots, land and other sales	1,926	3,248	18,692	104,325	—	—
Construction services	30,186	21,439	32,533	23,825	8,883	19,768

Total revenues	536,658	363,121	572,535	372,760	25,570	226,823
Operating income (loss)	45,655	26,462	55,857	4,666	(2,684)	(148,015)
Income (loss) before reorganization items and (provision) benefit from income taxes	46,495	24,117	53,765	(4,325)	(4,961)	(171,706)
Reorganization items, net(2)	—	(464)	(464)	(2,525)	233,458	(21,182)
(Provision for) benefit from income taxes	(12,779)	(6,366)	82,302	(11)	—	(10)
Net income (loss)	33,716	17,287	135,603	(6,861)	228,497	(192,898)
Net income (loss) available to common stockholders	$26,620	$10,880	$127,604	$(11,602)	$228,383	$(193,330)
Income (loss) per common share:
Basic	$0.85	$0.48	$5.16	$(0.93)	$228,383	$(193,330)
Diluted	$0.81	$0.46	$4.95	$(0.93)	$228,383	$(193,330)
Weighted average common shares outstanding:
Basic	31,184,101	22,569,810	24,736,841	12,489,435	1,000	1,000
Diluted	32,725,164	23,446,954	25,796,197	12,489,435	1,000	1,000
Other Financial Data:
Adjusted homebuilding gross margin(3)	$133,047	$97,089	$154,582	$64,682	$3,449	$40,468
Adjusted homebuilding gross margin percentage(3)	26.4%	28.7%	29.7%	26.4%	20.7%	19.6%
Adjusted EBITDA(4)	$73,763	$52,358	$95,793	$40,339	$(8,435)	$(21,357)
Adjusted EBITDA margin percentage(5)	13.7%	14.4%	16.7%	10.8%	(33.0%)	(9.4%)
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	1,210	1,030	1,322	956	175	669
Number of homes closed	1,036	969	1,360	883	67	614
Average sales price of homes closed	$478	$349	$383	$277	$249	$337
Cancellation rate	16%	15%	17%	15%	8%	18%
Average number of sales locations	40	23	25	18	20	19
Backlog at end of period, number of homes(6)	728	467	368	406	246	139
Backlog at end of period, aggregate sales value(6)	$382,867	$208,081	$199,523	$115,449	$63,434	$29,329

	September 30, 2014		December 31,
	Pro Forma(7)	Actual	2013	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$35,119	$35,119	$171,672	$71,075	$20,061
Real estate inventories:
Owned	1,378,432	1,378,432	671,790	421,630	398,534
Not owned	—	—	12,960	39,029	47,408
Total assets	1,653,649	1,653,649	1,010,411	581,147	496,951
Total debt	962,722	1,041,707	469,355	338,248	563,492
Redeemable convertible preferred stock	—	—	—	71,246	—
Total William Lyon Homes stockholders’ equity (deficit)	535,282	456,297	428,179	62,712	(179,516)

(1)

Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the period from February 25, 2012 through December 31, 2012 as the successor entity. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.
(2)	We recorded reorganization items of $0.0 million, $(0.5) million, $(0.5) million, $(2.5) million, $233.5 million and $(21.2) million during the nine months ended September 30, 2014, the nine months ended September 30, 2013 and the year ended December 31, 2013, the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011, respectively.
(3)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest and purchase accounting have on homebuilding gross margin and allows investors to make better comparisons with our competitors. For comparative purposes, purchase accounting is the net adjustment in basis related to the acquisition of our Colorado, Washington and Oregon operating divisions. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Successor(1)				Predecessor(1)
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period From January 1, through February 24 2012	Year Ended December 31, 2011
(dollars in thousands)
Home sales revenue	$504,546	$338,434	$521,310	$244,610	$16,687	$207,055
Cost of home sales	392,083	267,932	405,496	203,203	14,598	184,489

Homebuilding gross margin	112,463	70,502	115,814	41,407	2,089	22,566
Add: Interest in cost of sales	16,496	20,729	31,853	22,728	1,360	18,082
Add: Purchase accounting adjustments	4,088	5,858	6,915	547	—	—

Adjusted homebuilding gross margin	$133,047	$97,089	$154,582	$64,682	$3,449	$40,648

Adjusted homebuilding gross margin percentage	26.4%	28.7%	29.7%	26.4%	20.7%	19.6%

(4)	Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) plus (i) provision for (benefit from) income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) non-cash impairment charges, (v) gain (loss) on retirement of debt, (vi) loss on sale of fixed assets, (vii) depreciation and amortization, (viii) distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (ix) equity in (income) loss of unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (x) stock-based compensation expense, (xi) non-cash reorganization items, (xii) one-time transaction expenses and (xiii) non-cash purchase accounting adjustments. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to investors regarding our results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. A reconciliation of net income (loss) attributable to the Company to adjusted EBITDA is provided as follows:

	Successor(1)				Predecessor(1)
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period From January 1, through February 24 2012	Year Ended December 31, 2011
Net income (loss) attributable to William Lyon Homes	$26,620	$12,408	$129,132	$(8,859)	$228,383	$(193,330)
Provision for (benefit from) income taxes	12,779	6,366	(82,302)	11	—	10
Interest expense
Interest incurred	38,818	22,511	31,875	30,526	7,145	61,464
Interest capitalized	(38,818)	(19,909)	(29,273)	(21,399)	(4,638)	(36,935)
Amortization of capitalized interest included in cost of sales	16,496	20,729	31,853	27,791	1,360	18,082
Non-cash impairment charge	—	—	—	—	—	128,314
Gain on extinguishment of debt	—	—	—	1,392	—	—
Loss on sale of fixed assets	—	4	4	—	—	83
Depreciation and amortization	5,240	2,184	3,795	6,631	586	3,875
Transaction expenses	5,768	—	—	202	—	—
Non-cash purchase accounting adjustments	4,088	5,858	6,915	547	—	—
Distributions of income from unconsolidated joint ventures	—	—	—	—	—	685
Equity in income of unconsolidated joint ventures	—	—	—	—	—	(3,605)
Stock-based compensation	2,772	2,207	3,793	3,699	—	—
Non-cash reorganization items	—	—	—	—	(241,271)	—

Adjusted EBITDA	$73,763	$52,358	$95,793	$40,541	$(8,435)	$(21,357)

(5)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (4) above, divided by total revenues during the period.
(6)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of September 30, 2014 and December 31, 2013, 644 and 308, respectively, represent homes completed or under construction and 84 and 60, respectively, represent homes not yet under construction.
(7)	Gives effect to the issuance and sale of the Units offered hereby and the use of proceeds therefrom, as if such transactions had occurred on September 30, 2014.

Summary Historical Financial and Operating Data of Polygon Northwest

The following table sets forth certain of Polygon Northwest’s historical financial and other data. The summary historical consolidated statement of operations data, other financial data and operating data for the years ended December 31, 2013 and December 31, 2012, and the balance sheet data as of December 31, 2013 and 2012, have been derived from Polygon Northwest’s audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. The summary historical consolidated statement of operations data, other financial data and operating data for the six months ended June 30, 2014 and the six months ended June 30, 2013, and the balance sheet data as of June 30, 2014 have been derived from Polygon Northwest’s unaudited financial statements and the related notes incorporated by reference in this prospectus supplement.

(dollars in thousands)	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012
Statement of Operations Data
Revenues
Home sales	$116,930	$127,749	$290,078	$218,032
Construction services	127	850	1,801	2,297

Total revenues	117,057	128,599	291,879	220,329
Operating income	20,179	20,694	52,659	18,629
Net income	19,122	22,870	56,952	21,233
Net income attributable to controlling members	15,244	18,443	43,085	15,011
Other Financial Data:
Adjusted homebuilding gross margin(1)	35,626	34,714	81,995	41,567
Adjusted homebuilding gross margin percentage(1)	30.5%	27.2%	28.3%	19.1%
Adjusted EBITDA(2)	$18,597	$19,202	$44,853	$16,951
Adjusted EBITDA margin percentage(3)	15.9%	14.9%	15.4%	7.7%
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	501	442	740	818
Number of homes closed	301	360	791	786
Average sales price of homes closed	$388	$355	$366	$277
Cancellation rate	21%	21%	20%	23%
Average number of sales locations	16	17	13	19
Backlog at end of period, number of homes(4)	210	144	74	116
Backlog at end of period, aggregate sales value(4)	$75,268	51,853	$34,298	$39,184

		December 31,
	June 30, 2014	2013	2012
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$31,645	$23,669	$20,986
Real estate inventories	303,574	247,069	179,580
Total assets	345,217	279,884	204,892
Total debt	243,146	187,086	128,765
Total equity	82,757	66,450	59,884

(1)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and allows investors to make better comparisons with our competitors. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012
(dollars in thousands)
Home sales revenue	$116,930	$127,749	$290,078	$218,032
Cost of home sales	83,202	95,266	212,915	180,525

Homebuilding gross margin	33,728	32,483	77,163	37,507
Add: Interest in cost of sales	1,898	2,231	4,832	4,060

Adjusted homebuilding gross margin	$35,626	$34,714	$81,995	$41,567

Adjusted homebuilding gross margin percentage	30.5%	27.2%	28.3%	19.1%

(2)	Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) plus (i) provision for (benefit from) income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) depreciation and amortization, (v) unrealized loss (gain) on derivatives and (vi) equity in (income) loss of unconsolidated joint ventures less equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because our management believes the presentation of adjusted EBITDA provides useful information to investors regarding Polygon Northwest’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. A reconciliation of net income (loss) attributable to controlling members to adjusted EBITDA is provided as follows:

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012
Net income attributable to controlling members	$15,244	$18,443	$43,085	$15,011
Interest expense
Interest incurred	2,832	2,053	5,588	3,934
Interest capitalized	(2,740)	(1,825)	(5,382)	(3,565)
Amortization of capitalized interest included in cost of sales	1,898	2,231	4,832	4,060
Depreciation and amortization	26	5	52	11
Unrealized and realized loss (gain) on derivatives	2,412	(1,073)	(2,389)	—
Equity in income of unconsolidated joint ventures	(1,075)	(632)	(933)	(2,500)

Adjusted EBITDA	$18,597	$19,202	$44,853	$16,951

(3)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (2) above, divided by total revenues during the period.
(4)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close.

RISK FACTORS

Any investment in the Units involves a high degree of risk, and our business is subject to significant risks. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Part I—Item 1A. Risk Factors” beginning on page 16 of our annual report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as that disclosure may be updated by subsequent periodic reports, as well as other documents that we file with the SEC that are incorporated by reference.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us and are not the only ones you should consider when making an investment decision. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way, which could negatively impact any investment in the Units.

Risks Related to Our Indebtedness

We have substantial outstanding indebtedness and may incur additional debt in the future.

We are highly leveraged. As of September 30, 2014, after giving pro forma effect to the issuance and sale of the Units offered hereby (including the amortizing notes that are part of the Units) and the use of proceeds therefrom, the total outstanding principal amount of our debt would have been $962.7 million. In addition, we have the ability to incur additional indebtedness under our Revolving Credit Facility with aggregate borrowing capacity of $100.0 million, subject to our borrowing base formula, and under our project-level financing facilities. As of September 30, 2014, we would have had approximately $73.3 million of additional borrowing capacity under our Revolving Credit Facility and our project-level financing facilities. Moreover, the terms of the indenture governing the amortizing notes that are part of the Units offered hereby and the indentures governing the Existing Notes permit us to incur additional debt, and the Revolving Credit Facility permits us to incur additional debt, subject to certain restrictions. Our high level of indebtedness could have detrimental consequences, including the following:

●	our ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited;

●	we will need to use a substantial portion of cash flow from operations to pay interest and principal on our indebtedness, which will reduce the funds available for other purposes;

●	if we are unable to comply with the terms of the agreements governing our indebtedness, the holders of that indebtedness could accelerate that indebtedness and exercise other rights and remedies against us;

●	if we have a higher level of indebtedness than some of our competitors, it may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in the industry, including increased competition; and

●	the terms of any refinancing may not be as favorable as the debt being refinanced.

We cannot be certain that cash flow from operations will be sufficient to allow us to pay principal and interest on our debt, support operations and meet other obligations. If we do not have the resources to meet these and other obligations, we may be required to refinance all or part of our outstanding debt, sell assets or borrow more money. We may not be able to do so on acceptable terms, in a timely manner, or at all. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. Defaults under our debt agreements could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations.

The agreements governing our debt impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The agreements governing our debt impose significant operating and financial restrictions. These restrictions limit our ability, among other things, to:

●	incur or guarantee additional indebtedness or issue certain equity interests;

●	pay dividends or distributions, repurchase equity or prepay subordinated debt (including, in the case of the Revolving Credit Facility in certain circumstances, the amortizing notes);

●	make certain investments;

●	sell assets;

●	incur liens;

●	create certain restrictions on the ability of restricted subsidiaries to transfer assets;

●	enter into transactions with affiliates;

●	create unrestricted subsidiaries; and

●	consolidate, merge or sell all or substantially all of our assets.

Our July 3, 2014 amendment to our Revolving Credit Facility incorporated, among other changes, a minimum borrowing base availability of $50.0 million and increased the maximum leverage ratio from 60% to 75% for the first four fiscal quarters following the Acquisition of Polygon Northwest. Pursuant to the amendment, the minimum borrowing base availability is scheduled to decrease sequentially by $5.0 million the first day after each fiscal quarter end, commencing on January 1, 2015. In addition, the maximum leverage ratio will decrease from 75% to 70% on the last day of the fifth fiscal quarter following the closing of the Polygon Acquisition, and for the fiscal quarters thereafter, will return to 60%. We cannot assure you that we will have adequate liquidity to meet our obligations, including our obligations with respect to our Existing Notes and our other indebtedness, once the minimum borrowing base availability declines or falls away, nor can we assure you that we will be in compliance with our maximum leverage ratio covenant once the required level reverts to 60%. After giving pro forma effect to the issuance and sale of the Units offered hereby (including the amortizing notes that are part of the Units) and the use of proceeds therefrom, our leverage ratio as of September 30, 2014, as calculated under the Revolving Credit Facility, would have been 67%. Failure to have sufficient borrowing base availability in the future or to be in compliance with our maximum leverage ratio under the Revolving Credit Facility could have a material adverse effect on our operations and financial condition.

In addition, we may in the future enter into other agreements refinancing or otherwise governing indebtedness, which impose additional restrictions and covenants, including covenants limiting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. These restrictions may adversely affect our ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

A breach of the covenants under the indentures governing our notes or any of the agreements governing our indebtedness could result in an event of default under such indentures or such other agreements.

A default under the indenture governing the amortizing notes that are part of the Units offered hereby, the indentures governing our Existing Notes, our Revolving Credit Facility or other agreements governing our indebtedness may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross- acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing the Revolving Credit Facility would permit the lenders thereunder to terminate all commitments to extend further credit under the Revolving Credit Facility. Furthermore, if we are unable to repay the amounts due and payable under our Revolving Credit Facility or other future secured credit facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or the holders of our notes accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

●	limited in how we conduct our business;

●	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

●	unable to compete effectively or to take advantage of new business opportunities.

●	These restrictions may affect our ability to grow in accordance with our plans.

Potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Over the past few years, rating agencies have downgraded our corporate credit rating due to the deterioration in our homebuilding operations, credit metrics and other earnings-based metrics, as well as our high leverage and a significant decrease in our tangible net worth. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and negative changes in these ratings may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further downgraded or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a weakening of our financial condition, including a significant increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing.

We may not have access to other capital resources to fund our liquidity needs.

There is no assurance that cash generated from our operations, proceeds raised in any capital markets offerings we may conduct, or borrowings incurred under our credit agreements will be sufficient to finance our capital projects or otherwise fund our liquidity needs. If our future cash flows from operations and other capital resources are insufficient to finance our capital projects or otherwise fund our liquidity needs, we may be forced to:

●	reduce or delay our business activities and capital expenditures;

●	sell assets;

●	obtain additional debt or equity capital; or

●	restructure or refinance all or a portion of our debt, including the notes, on or before maturity.

These alternative measures may not be successful and we may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our debt, including the notes and our credit agreements, will limit our ability to pursue these alternatives.

Risks Related to the Units, Separate Purchase Contracts,

Separate Amortizing Notes and Our Class A Common Stock

You assume the risk that the market value of our common stock may decline.

The purchase contracts, pursuant to which we will deliver to you shares of our Class A Common Stock, are components of the Units. The number of shares of Class A Common Stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the average of the daily VWAPs (as defined herein) of our Class A Common Stock for the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date. There can be no assurance that the market value of the common stock received by you will be equal to or greater than the reference price of $19.14. If the applicable market value of our Class A Common Stock is less than the reference price, then the market value of the Class A Common Stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for such common stock on the date of issuance of the Units. Furthermore, because we will in no event deliver more than 5.2247 shares (subject to adjustment as described herein) upon settlement of a purchase contract, the market value of the Class A Common Stock delivered to you upon any early settlement may be less than the effective price per share paid by you for such Class A Common Stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our Class A Common Stock may decline before the mandatory settlement date, early settlement date or fundamental change early settlement date. Any decline in the market value of our Class A Common Stock may be substantial.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in our Class A Common Stock.

The aggregate market value of our Class A Common Stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $100.00 stated amount of each Unit only if the applicable market value of our Class A Common Stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our Class A Common Stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on our Class A Common Stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of our Class A Common Stock you would have received had you purchased shares of Class A Common Stock with $100.00 at the closing price on the NYSE on the date of pricing. See “Description of the Purchase Contracts—Delivery of Class A Common Stock” for a table showing the number of shares of Class A Common Stock that you would receive at various applicable market values.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A Common Stock.

We have not declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. Further, the payment of cash dividends is restricted under the terms of the agreements governing our debt. Therefore, you are not likely to receive any dividends on any of our Class A Common Stock delivered to you upon settlement of a purchase contract in the foreseeable future and the success of an investment in the purchase contract component of the Units will depend in part upon any future appreciation in the value of our Class A Common Stock. There is no guarantee that shares of our Class A

Common Stock will appreciate in value or even maintain the price as of the date of pricing of the Units or the date of the settlement of the purchase contracts.

Sales of a significant number of shares of our common stock in the public markets, and other transactions that we may pursue, could depress the market price of our Class A Common Stock, and therefore the market price of our Units.

Sales of a substantial number of shares of our common stock in the public markets and the perception that those sales may occur could adversely affect the market price of our Class A Common Stock, and therefore the market price of our Units. In addition, future issuances of equity securities may dilute the interests of our existing stockholders, including you, and cause the market price of our Class A Common Stock to decline, and therefore adversely affect the market price of the Units. We may issue equity securities (including convertible securities, preferred securities, tangible equity units and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity or to satisfy our obligations upon the exercise of outstanding options or warrants. We may issue equity securities in transactions that generate cash proceeds, such as this offering, and transactions that generate balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our Class A Common Stock or the Units.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our Class A Common Stock, the general level of interest rates (including changes thereto as a result of Federal Reserve policies) and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our Class A Common Stock, prevailing interest rates or our credit quality will rise or fall. The market price of our Class A Common Stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.” In addition, sales by us or our stockholders of substantial amounts of Class A Common Stock in the market after the offering of the Units, or the perception that those sales could occur, can affect the price of our Class A Common Stock. The market for our Class A Common Stock likely will influence, and be influenced by, a market that develops for the Units, if any, or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of Class A Common Stock issuable upon settlement of the purchase contracts could depress the price of our Class A Common Stock and increase the volatility with respect to our Class A Common Stock, which could in turn depress the price of the Units and the separate purchase contracts. The price of our Class A Common Stock also could be affected by possible sales of such Class A Common Stock by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and our Class A Common Stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and our Class A Common Stock.

In recent years, the Federal Reserve has undertaken a policy known as quantitative easing, which involves open market transactions by monetary authorities to stimulate economic activity through the purchase of assets with longer maturities than short-term government bonds. The Federal Reserve has very recently ended quantitative easing. Before that, so-called “tapering” of quantitative easing led to higher long-term interest rates, and market interest rates may continue to rise as a result of the recent end to quantitative easing. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the amortizing notes.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that purchasers of the Units may employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the Class A Common Stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our Class A Common Stock in lieu of or in addition to short selling the Class A Common Stock. The SEC and other regulatory and self-regulatory authorities have implemented rules and may adopt additional rules or take other actions (including as a result of the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) that may impact those engaging in short selling activity involving equity securities (including our Class A Common Stock). In particular, current Rule 201 of SEC Regulation SHO generally restricts the price at which a short sale may be effected when the price of a “covered security” (including our Class A Common Stock) triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, then for the remainder of the day and the following day, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our Class A Common Stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

We may not be able to settle your purchase contracts and deliver shares of our Class A Common Stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. If for any reason the accelerated purchase contracts are not settled by the delivery of our Class A Common Stock, we expect that your resulting claim for damages will rank equally with the claims of the holders of our Class A Common Stock, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law and bankruptcy related court orders generally prohibit the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments (which include both principal and interest) due under the amortizing note component of a Unit or a separate amortizing note.

You may receive shares of Class A Common Stock upon settlement of the purchase contracts that are lower in value than the price of the Class A Common Stock just prior to the mandatory settlement date.

Because the applicable market value of the Class A Common Stock is determined over the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date, the number of shares of Class A Common Stock delivered for each purchase contract may, on the mandatory settlement date, be greater than or less than the number that would have been delivered based on the daily VWAP of our Class A Common Stock on the last trading day of such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A Common Stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts early, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early on any trading day prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding the mandatory settlement date. However, if you settle your purchase contracts prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding the mandatory settlement date, you will receive a number of shares of our Class A Common Stock per purchase contract equal to: (i) if you settle purchase contracts prior to 5:00 p.m., New York City time, on May 25, 2015, 4.224175, which is 95% of the minimum settlement rate, and (ii) if you settle purchase contracts commencing on May 26, 2015, the minimum settlement rate, regardless of the current market value of our Class A Common Stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $65.00 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Until you acquire our Class A Common Stock, you are not entitled to any rights with respect to our Class A Common Stock, but you are subject to all changes made with respect to our Class A Common Stock.

Until you acquire our Class A Common Stock, you are not entitled to any rights with respect to our Class A Common Stock, including voting rights and rights to receive any dividends or other distributions on our Class A Common Stock, but you are subject to all changes affecting the Class A Common Stock. You will have rights with respect to shares of our Class A Common Stock only when you become the holder of record of such shares. You will be deemed to be the holder of record of shares of our Class A Common Stock issuable upon settlement of the purchase contracts as follows:

●	in the case of purchase contracts settled on the mandatory settlement date, as of 5:00 p.m., New York City time, on the last trading day of the 20 trading day period during which the applicable market value is determined;

●	in the case of purchase contracts settled early at the holder’s option, as of 5:00 p.m., New York City time, on the early settlement date; and

●	in the case of purchase contracts settled early at the holder’s option upon a fundamental change, as of 5:00 p.m., New York City time, on the fundamental change early settlement date;

For example, in the event that an amendment is proposed to our Certificate of Incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our Class A Common Stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A Common Stock once you become a stockholder.

If you purchase Units in this offering, you will effectively incur immediate and substantial dilution in the book value of the underlying shares of Class A Common Stock.

If you purchase Units in this offering, the value of the underlying shares based on our actual book value will be less than the effective offering price you paid. This reduction in value is known as dilution. As a result of this dilution, investors purchasing Units in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. Investors will incur additional dilution upon the exercise of stock options or other equity-based awards under our equity incentive plans, and upon any exercise of preemptive rights granted pursuant to our Certificate of Incorporation to holders of our Class B Common Stock to purchase additional shares of Class B Common Stock upon the issuance of Class A Common Stock underlying the Units, and the issuance of equity securities in connection with transactions that we may pursue. In addition, if we issue additional equity securities, including options, warrants, preferred stock or convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public and private offerings, the newly issued equity securities will further dilute your percentage ownership of our company.

We may issue additional shares of our Class A Common Stock, which may dilute the value of our Class A Common Stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of our Class A Common Stock may be adversely affected if we issue additional shares of our Class A Common Stock. The number of shares of Class A Common Stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including subdivisions, combinations, the issuance of stock dividends on our Class A Common Stock, the issuance of certain rights, options or warrants, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of Class A Common Stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our Class A Common Stock, such as employee stock options grants, offerings of our Class A Common Stock for cash, certain exchanges of our Class A Common Stock for our other securities or issuances of our Class A Common Stock in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our Class A Common Stock in the future or to engage in other transactions that could dilute our common stock, which may adversely affect the value of the Units and separate purchase contracts.

The Class A Common Stock underlying the Units is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of Class A Common Stock are equity interests in us and do not constitute indebtedness. As such, shares of our Class A Common Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in a liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our preferred stock, to the extent we issue preferred stock in the future and the preferred stock remains outstanding at that time. Our board of directors is authorized to issue classes or series of preferred stock without any action on the part of the holders of our common stock and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock.

Concentration of ownership of the voting power of our capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.

Our common stock consists of two classes: Class A and Class B. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share, on all matters entitled to be voted on by our common stockholders. As of September 30, 2014, Lyon Shareholder 2012, LLC, or Lyon LLC, which is controlled by William H. Lyon, our Chief Executive Officer and one of our directors, held approximately 50.5% of the voting power of the Company, assuming exercise in full of a warrant to purchase 1,907,550 additional shares of Class B Common Stock, or the Class B Warrant. Additionally, pursuant to preemptive rights granted under our Certificate of Incorporation, upon the issuance of the shares of Class A Common Stock underlying the Units, Lyon LLC will have the right to purchase up to the number of additional shares of Class B Common Stock needed to maintain its voting power at the time.

As of September 30, 2014, Luxor Capital Group, LP, or Luxor, and an affiliate of Paulson & Co. Inc., or Paulson, held approximately 6.3 million and 3.3 million shares of Class A Common Stock, respectively, representing 13.4% and 7.1% of the total voting power of our outstanding capital stock, respectively. Further, Luxor, Paulson and Lyon LLC, which collectively control approximately 71% of the total voting power of our outstanding capital stock (assuming exercise in full of the Class B Warrant by Lyon LLC), have entered into a stockholder agreement with respect to the election of up to six seats on our board of directors, whereby each such stockholder has agreed to vote in favor of the director nominees supported by each of the other stockholders. We are not party to such agreement.

Luxor, Paulson and Lyon LLC may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests, before or after you acquire the shares of Class A Common Stock underlying the Units. This ownership concentration may adversely impact the trading of our capital stock because of a perceived conflict of interest that may exist, thereby depressing the value of our capital stock.

The price of our Class A Common Stock could be subject to volatility related or unrelated to our operations.

The market price of our Class A Common Stock may fluctuate substantially due to a variety of factors, including:

●	actual or anticipated variations in our quarterly operating results;

●	changes in market valuations of similar companies;

●	adverse market reaction to the level of our indebtedness;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the press or investment community;

●	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

●	our operating performance and the performance of other similar companies;

●	changes in accounting principles; and

●	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our common stock.

Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action litigation lawsuits could cause the price of our Class A Common Stock to decline.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to enable us to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and our auditors will begin attesting to and reporting on our internal controls as early as the year ending December 31, 2014, and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require additional personnel, specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems and require a significant period of time to complete.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Anti-takeover provisions in our corporate organizational documents, under Delaware law and in certain of our debt covenants could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our capital stock.

Provisions in our corporate organizational documents may have the effect of delaying or preventing a change of control or changes in our management. Such provisions include, but are not limited to:

●	authorizing the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	any action to be taken by holders of our common stock must be effected at a duly called annual or special meeting and not by written consent;

●	special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our lead independent director;

●	vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director but not by stockholders;

●	our bylaws require advance notice of stockholder proposals and director nominations;

●	an amendment to our bylaws requires a supermajority vote of stockholders; and

●	after the conversion of all Class B Common Stock, our board of directors will be staggered into three separate classes, with classes fixed by the board, and, once staggered, the removal of directors requires a supermajority vote of stockholders.

These provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested”

stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. In addition, some of our debt covenants contained in the agreements governing our debt may delay or prevent a change in control.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Class A Common Stock is influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our Class A Common Stock, the market price for our Class A Common Stock likely would decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause our stock price or trading volume to decline.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement among us, the purchase contract agent and the trustee will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

●	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

●	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

●	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the amortizing notes.

Any default under the agreements governing our other indebtedness, or the remedies sought by the holders of the indebtedness, could prevent us from paying the installment payments on the amortizing notes and substantially decrease the market value of the amortizing notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants in our debt instruments, we could be in default under the terms of the agreements governing our other indebtedness. In the event of such a default:

●	the holders of the indebtedness may be able to cause all of our available cash flow to be used to pay the indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; and/or

●	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to amend or modify the agreements governing our indebtedness or seek concessions from the holders of the indebtedness.

The amortizing notes will be contractually subordinated to all obligations under the Revolving Credit Facility, structurally subordinated to all obligations of our existing and future subsidiaries and effectively subordinated to all of our secured debt.

The amortizing notes will be contractually subordinated to the obligations under the Revolving Credit Facility as described under “Description of the Amortizing Notes—Subordination.” In addition, the amortizing notes are unsecured (and therefore effectively subordinated to any of our secured obligations) and the amortizing notes will not be guaranteed by any of our subsidiaries. Accordingly, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the amortizing notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment, and the amortizing notes will therefore be structurally subordinated to all indebtedness and other obligations of our subsidiaries. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary or us, all of any such subsidiary’s creditors (including trade creditors), in the case of a subsidiary, would be entitled to payment in full out of that subsidiary’s assets before the holders of the amortizing notes would be entitled to any payment and the lenders under the Revolving Credit Facility and our secured creditors, in the case of us, would be entitled to payment in full out of our assets before the holders of the amortizing notes would be entitled to any payment.

The amortizing notes are our obligations only, and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries. Our ability to repay our debt, including the amortizing notes, depends on the performance of our subsidiaries and their ability to make distributions to us. Claims of the holders of the amortizing notes will be structurally subordinated to claims of creditors of our subsidiaries because our subsidiaries will not guarantee the amortizing notes.

We currently conduct a substantial majority of our operations through our subsidiaries and our subsidiaries generate a substantial majority of our operating income and cash flow. As a result, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the amortizing notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our subsidiaries. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. If we are unable to generate cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of our subsidiaries, the holders of the amortizing notes may not receive any amounts with respect to the amortizing notes until after the payment in full of the claims of secured and unsecured creditors of our subsidiaries.

The amortizing notes will not provide holders with the right to require us to repurchase them upon a fundamental change.

The terms of the indenture that governs the amortizing notes do not provide holders of amortizing notes with any repurchase right upon the occurrence of certain corporate events, including certain events that would constitute a “fundamental change” as defined under “Description of the Purchase Contracts.” Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings and the value of the amortizing notes.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We currently intend to use the net proceeds of this offering to pay down outstanding debt under the Senior Unsecured Facility. However, we will retain broad discretion over the use of the proceeds from this offering and may use them for a wide variety of purposes. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may affect the market value of the amortizing notes and, consequently, the Units offered hereby.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. As a result, real or anticipated changes in our credit ratings will generally affect the market value of the amortizing notes and, consequently, the Units. If any credit rating initially assigned to the amortizing notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Units or any separate amortizing notes without a substantial discount.

Credit ratings are not recommendations to purchase, hold or sell the amortizing notes or the Units. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the amortizing notes or the Units.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

The Units will be new securities for which there is no established trading market. We do not intend to apply for a listing of the Units on any securities exchange or automated inter-dealer quotation system. We cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), or that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are uncertain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. federal withholding tax. No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the Units, and no assurance can be given that the IRS will agree with the conclusions expressed below under “Material U.S. Federal Income Tax Considerations.” Prospective investors should consult their tax advisors regarding the tax considerations discussed thereunder and the potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including, without limitation, the payment of certain cash dividends and upon a fundamental change. If the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See “Material U.S. Federal Income Tax Considerations.” Holders should consult their tax advisors regarding the tax consequences of receiving deemed distributions.

Non-U.S. holders may be subject to U.S. federal income tax.

Because we have significant U.S. real estate holdings, we believe that we are a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, Non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) of the Units, the purchase contracts or our common stock may be subject to U.S. federal income or withholding tax, or both, in respect of payments in connection with a sale, a transfer or other disposition of the Units, the purchase contracts and/or our common stock if they exceed certain ownership levels. Prospective Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning, settling and disposing of the Units, the purchase contracts and our common stock. See the discussion under the heading “Material U.S. Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders.”

Other Risks Affecting Our Company

For additional risks related to our business, our industry, our indebtedness and capital structure and the Polygon Acquisition, see the information under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and any subsequent periodic reports filed by us with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts, will be approximately $97.0 million (or approximately $111.6 million if the underwriters exercise in full their option to purchase additional Units).

We intend to use the net proceeds from this offering to pay down outstanding debt under the Senior Unsecured Facility, which we borrowed to pay a portion of the purchase price for the Polygon Acquisition. Debt under the Senior Unsecured Facility bears interest at an annual rate equal to a Eurodollar rate (subject to a minimum “floor” of 1.00%), plus an initial margin, which margin will increase by 0.50% every three months after August 12, 2014 that such debt remains outstanding, subject to an interest rate cap. The debt under the Senior Unsecured Facility will mature on August 12, 2022, unless terminated or converted earlier pursuant to the terms of the Senior Unsecured Facility. Any debt under the Senior Unsecured Facility that has not been previously repaid in full on or prior to August 12, 2015 will be automatically converted into a senior term loan facility, which could be exchanged at the option of the lenders thereunder in whole or in part for senior exchange notes.

J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (or affiliates of each of the foregoing), each of which is acting as an underwriter for this offering, acted as joint physical bookrunners, joint lead arrangers and lenders under the Senior Unsecured Facility, and an affiliate of J.P. Morgan Securities LLC acted as administrative agent for the Senior Unsecured Facility. As described above, we intend to use the net proceeds of this offering to pay down outstanding debt under the Senior Unsecured Facility, and such underwriters (or their affiliates) therefore may receive more than 5% of the net proceeds from this offering through the repayment of such debt. This offering is therefore being made in compliance with Rule 5121 of the rules of FINRA and Oppenheimer & Co. Inc. is assuming the responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. Aside from its relative portion of the underwriting discount set forth on the cover page of this prospectus supplement, Oppenheimer & Co. Inc. will not receive any fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Oppenheimer & Co. Inc. against liabilities incurred in connection with acting as the qualified independent underwriter, including liabilities under the Securities Act and the Exchange Act. No underwriter having a conflicting interest under FINRA 5121 will sell to a discretionary accounting security with respect to which the conflict exists, unless the member has received specific written approval of the transaction from the account holder and retains documentation of the approval in its records.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

●	on an actual basis; and

●	on a pro forma basis to give effect to the issuance and sale by us of 1,000,000 Units in this offering, after deducting the underwriters’ discounts, as well as the application of the net proceeds thereof to pay down outstanding debt under our Senior Unsecured Facility as described under “Use of Proceeds”.

You should read this table in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

	As of September 30, 2014
(in thousands)	Actual	Pro Forma
	(unaudited)
Cash and cash equivalents, excluding restricted cash(1)	$35,119	$35,119
Debt:
$100 million Revolving Credit Facility(2)	—	—
Construction notes payable	37,540	37,540
Seller financing	3,724	3,724
Senior Unsecured Facility	120,000	23,000
5.75% Senior Notes due April 15, 2019(3)	150,000	150,000
8.5% Senior Notes due November 15, 2020(4)	430,443	430,443
7.00% Senior Notes due August 15, 2022(5)	300,000	300,000
Amortizing notes that are a component of the Units offered hereby(6)	—	18,015

Total debt	1,041,707	962,722

Equity:
William Lyon Homes stockholders’ equity
Preferred Stock, par value $0.01 per share, 10,000,000 shares authorized, no shares issued and outstanding, actual and pro forma	—	—
Class A Common Stock, par value $0.01 per share, 150,000,000 shares authorized, 28,078,301 shares issued and 27,430,927 shares outstanding, actual and pro forma (7)	281	281
Class B Common Stock, par value $0.01 per share, 30,000,000 shares authorized, 3,813,884 shares issued and outstanding, actual and pro forma(8)	38	38
Additional paid-in capital(9)	313,356	392,341
Retained earnings	142,622	142,622

Total William Lyon Homes stockholders’ equity	456,297	535,282

Noncontrolling interest	14,105	14,105

Total equity	470,402	549,387

Total capitalization	$1,512,109	$1,512,109

(1)	Restricted cash at September 30, 2014 was $0.5 million.
(2)	As of September 30, 2014, we had no outstanding borrowings under our Revolving Credit Facility and $3.95 million in outstanding letters of credit issued thereunder.
(3)	Reflects the carrying value of $150.0 million aggregate principal amount of 5.75% Senior Notes due 2019 issued at par on March 31, 2014.

(4)	Reflects the carrying value of $325.0 million aggregate principal amount of 8.5% Senior Notes due 2020 issued at par on November 5, 2012 and $100.0 million aggregate principal amount of additional 8.5% Senior Notes due 2020 issued at a price of 106.5% of their principal amount on October 21, 2013.
(5)	Reflects the carrying value of $300.0 million aggregate principal amount of 7.00% Senior Notes due 2022 issued at par on August 11, 2014.
(6)	Each Unit offered hereby will include an amortizing note, as described in “Description of the Amortizing Notes.”
(7)	The “pro forma” share numbers do not include shares of Class A Common Stock issuable upon settlement of the purchase contracts that are components of the Units.
(8)	Does not reflect any shares of Class B Common Stock that may be issued to holders of Class B Common Stock in connection with the exercise of preemptive rights granted to such holders under the Certificate of Incorporation upon settlement of the purchase contracts that are components of the Units.
(9)	Each Unit offered hereby will include a purchase contract, as described in “Description of the Purchase Contracts.” We will account for the purchase contracts that are components of the Units offered hereby as equity and will record the initial fair value of these purchase contracts, net of the underwriting discounts and commissions and estimated offering expenses allocated to the purchase contracts, as additional paid-in capital.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Since May 16, 2013, our Class A Common Stock has traded on the NYSE under the symbol “WLH.” The following table sets forth, for the periods indicated, the high and low daily sales prices for our Class A Common Stock, as reported by the NYSE, for the period since May 16, 2013.

	High	Low
Fiscal year 2014
First Quarter	$31.77	$21.28
Second Quarter	$30.74	$25.40
Third Quarter	$31.40	$22.00
Fourth Quarter (through November 17, 2014)	$24.50	$19.10
Fiscal year 2013
Second Quarter (May 16—June 30)	$27.99	$22.50
Third Quarter	$25.70	$19.87
Fourth Quarter	$24.99	$18.81

On November 17, 2014, the last reported sale price for our Class A Common Stock on the NYSE was $19.14 per share. As of November 14, 2014, based on the information provided by American Stock Transfer & Trust Company, we had 28,078,049 shares of Class A Common Stock issued and outstanding and there were approximately eight holders of record of our Class A Common Stock.

DIVIDEND POLICY

We do not intend to pay dividends on our common stock in the near future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors.

Additionally, the payment of cash dividends is restricted under the terms of the agreements governing our debt.

RATIO OF EARNINGS TO FIXED CHARGES

For the nine months ended September 30, 2014 and the year ended December 31, 2013, our earnings were in excess of fixed charges. The following table sets forth our historical ratio of earnings to fixed charges and amount of excess of fixed charges and preferred stock dividends to earnings, as applicable, for the periods indicated.

	Successor(1)			Predecessor(1)
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period from January 1, through February 24, 2012	Year Ended December 31,
					2011	2010	2009
Ratio of earnings to fixed charges(2)	1.61x	2.72x	1.02x	—	—	—	—
Excess of fixed charges to earnings (loss)(2)	—	—	—	$(16,050)	$(86,347)	$(52,871)	$(150,218)
Excess of combined fixed charges and preferred stock dividends to earnings (loss)(2)	—	—	(2,097)	N/A	N/A	N/A	N/A

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of our new common stock, and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the period from February 25, 2012 through December 31, 2012 and all subsequent periods as the successor entity. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012.
(2)	The term “fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay dividends on outstanding preference securities. The term “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.

DESCRIPTION OF THE UNITS

William Lyon Homes is offering 1,000,000 Units (or 1,150,000 Units if the underwriters exercise their option to purchase additional Units in full), each with a stated amount of $100.00. Each Unit is a unit composed of a prepaid stock purchase contract (a “purchase contract”) and a senior subordinated amortizing note (an “amortizing note”), in each case issued by William Lyon Homes.

The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement contain a description of the material terms of the Units and their components but are not complete. William Lyon Homes refers you to:

●	the form of purchase contract agreement, to be dated the date of initial issuance of the Units, among William Lyon Homes, U.S. Bank National Association, as purchase contract agent and attorney-in-fact for the holders of purchase contracts from time to time, and U.S. Bank National Association, as trustee (the “Trustee”) under the indenture described below (the “purchase contract agreement”) pursuant to which the purchase contracts and Units will be issued;

●	the form of indenture, to be dated the date of initial issuance of the Units, between William Lyon Homes and U.S. Bank National Association, as trustee; and

●	the form of supplemental indenture for such amortizing notes, to be dated the date of initial issuance of such amortizing notes, between William Lyon Homes, as issuer, and U.S. Bank National Association, as Trustee, pursuant to which the amortizing notes will be issued.

The form of indenture has been and, the form of related supplemental indenture for the amortizing notes and the form of purchase contract agreement will be, filed as exhibits to, or incorporated by reference into, the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the term “William Lyon Homes” means William Lyon Homes, a Delaware corporation, and does not include any of its existing or future subsidiaries.

Components of the Units

Each Unit offered is a unit composed of:

●	a prepaid purchase contract issued by William Lyon Homes pursuant to which William Lyon Homes will deliver to the holder, not later than 5:00 pm, New York City time, on December 1, 2017 (the “mandatory settlement date”), a number of shares of Class A Common Stock, par value $0.01 per share, of William Lyon Homes (“Class A Common Stock”) per prepaid purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock”; and

●	a senior subordinated amortizing note issued by William Lyon Homes with an initial principal amount of $18.01 that pays equal quarterly installments of $1.6250 per amortizing note (except for the March 1, 2015 installment payment, which will be $1.8056 per amortizing note), which cash payments in the aggregate would be equivalent to a 6.50% cash distribution per year on the $100.00 stated amount per Unit.

Unless previously settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” William Lyon Homes will deliver to you not more than 5.2247 shares of Class A Common Stock and not less than 4.4465 shares of Class A Common Stock on the mandatory settlement date, based upon the applicable settlement rate (as defined below), which is subject to adjustment as described herein, and the applicable market value (as defined below) of Class A Common Stock, as described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock.”

Each amortizing note will have an initial principal amount of $18.01. On each March 1, June 1, September 1 and December 1, commencing on March 1, 2015, William Lyon Homes will pay equal quarterly installments of $1.6250 on each amortizing note (except for the March 1, 2015 installment payment, which will be $1.8056 per amortizing note). Each installment will constitute a payment of interest (at an annual rate of 5.50%) and a partial repayment of principal of the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. William Lyon Homes has determined that the fair market value of each amortizing note is $18.01 and the fair market value of each purchase contract is $81.99. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the U.S. Internal Revenue Service).

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding the mandatory settlement date, you will have the right to separate your Units into its constituent purchase contract and amortizing note (which William Lyon Homes refers to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Units will cease to exist. If you beneficially own a Unit, you may separate it into its constituent purchase contract and constituent amortizing note by delivering written instructions to the broker or other direct or indirect participant through which you hold an interest in your Units (your “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of your desire to separate the Units. Holders who elect to separate the purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

“business day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding the mandatory settlement date, you may recreate a Unit from your separate purchase contract and separate amortizing note. If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a Unit by delivering written instruction to your participant to notify DTC through DTC’s DWAC system of your desire to recreate the Unit. Any holder who elects to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.

Global Securities

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. You will not be entitled to receive definitive physical certificates for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement—Definitive Securities and Paying Agent.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC. In order to separate a Unit into its component parts, you must deliver written instruction to your participant to notify DTC through DTC’s DWAC System of your election to separate the Unit.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

●	irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

●	in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all purposes;

●	consented to the provisions of the purchase contract agreement;

●	represented that its acquisition of the Unit or separate purchase contract, as the case may be, and its holding of the same satisfy the applicable fiduciary requirements of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if any, and that it is entitled to exemption relief from the prohibited transaction provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more prohibited transaction exemptions or that such acquisition otherwise will not result in a non-exempt prohibited transaction;

●	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

●	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

●	the amortizing notes as indebtedness of William Lyon Homes; and

●	the allocation of the $100.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract will be $81.99 and such holder’s initial tax basis in each amortizing note will be $18.01; and

●	agreed to be bound by the terms and provisions of the purchase contract agreement.

No Listing of Securities

The Units will be new securities for which there is no established trading market. William Lyon Homes does not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Although the underwriters have advised William Lyon Homes that they intend to make a market in the Units after the offering is completed, they are under no obligation to do so. Accordingly, William Lyon Homes cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Class A Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “WLH”. William Lyon Homes intends to apply to have the shares of Class A Common Stock deliverable upon settlement of all purchase contracts approved for listing on the NYSE. Any listing of these shares is subject to William Lyon Homes fulfilling all of the listing requirements of the NYSE.

Title

William Lyon Homes and the purchase contract agent may treat the registered owner of any Units or separate purchase contracts or separate amortizing notes, as the case may be, as the absolute owner of such Units or separate purchase contracts or separate amortizing notes for the purpose of settling the related purchase contracts and for all other purposes.

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

Based on current generally accepted accounting principles (“GAAP”), we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles. However, we expect the amortizing notes component of the Units to be revalued as of the end of each reporting period using current market assumptions. Any changes to the value of the debt component will be disclosed in our financial statements but will not be reflected in our calculation of net income.

The shares of Class A Common Stock issuable upon settlement of the purchase contract portion of the Units may result in dilution to our earnings per share. Based on current GAAP, we expect that our earnings per share calculations will reflect, to the extent not anti-dilutive, the shares issuable upon settlement of the purchase contracts. For purposes of determining the number of shares included in the calculation, we intend to use the average market prices for our shares of Class A Common Stock over the applicable accounting periods.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by William Lyon Homes at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by William Lyon Homes at the expense of the holder upon delivery to William Lyon Homes and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to William Lyon Homes, the purchase contract agent and the Trustee. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to William Lyon Homes, the purchase contract agent and the Trustee may be required at the expense of the registered holder of the Unit before a replacement will be issued.

Notwithstanding the foregoing, William Lyon Homes will not be obligated to replace any Unit certificates on or after the third business day immediately preceding the mandatory settlement date or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Class A Common Stock issuable pursuant to the purchase contracts included in the Unit evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that William Lyon Homes will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation and William Lyon Homes will have no liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option on any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding the mandatory settlement date, can be transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the purchase contract agreement, to be dated the date of initial issuance of the Units, among William Lyon Homes, U.S. Bank National Association, as purchase contract agent and attorney-in-fact for the holders of the purchase contracts from time to time, and U.S. Bank National Association, as Trustee.

The following summary of the terms of the purchase contracts contains a description of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the form of purchase contract agreement to be filed as an exhibit to, or incorporated by reference into, the registration statement of which this prospectus supplement forms a part.

As used in this section, the term “William Lyon Homes” means William Lyon Homes, a Delaware corporation, and does not include any of its subsidiaries.

Delivery of Class A Common Stock

Unless previously settled early at your option, for each purchase contract William Lyon Homes will deliver to you on December 1, 2017 (the “mandatory settlement date”) a number of shares of Class A Common Stock calculated as described below. The number of shares of Class A Common Stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

●	if the applicable market value of Class A Common Stock is equal to or greater than $22.49 (the “threshold appreciation price”), then you will receive 4.4465 shares of Class A Common Stock for each purchase contract (the “minimum settlement rate”);

●	if the applicable market value of Class A Common Stock is less than the threshold appreciation price of $22.49 but greater than $19.14 (the “reference price”), then you will receive a number of shares of Class A Common Stock for each purchase contract equal to the Unit’s stated amount of $100.00, divided by the applicable market value; and

●	if the applicable market value of Class A Common Stock is less than or equal to the reference price of $19.14, then you will receive 5.2247 shares of Class A Common Stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate, the reference price and the threshold appreciation price are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The threshold appreciation price, which is initially $22.49, represents an appreciation of approximately 17.50% over the reference price.

For illustrative purposes only, the following table shows the number of shares of Class A Common Stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on the reference price of $19.14 and the threshold appreciation price of $22.49. The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the holders do not elect to settle early as described under “—Early Settlement” or “—Early Settlement Upon a Fundamental Change” below. William Lyon Homes cannot assure you that the actual applicable market value will be within the assumed range set forth below. The reference price is $19.14.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following numbers of shares of Class A Common Stock for each such Unit or separate purchase contract, at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Class A Common Stock
$2.50	5.2247
$5.00	5.2247
$8.00	5.2247
$11.00	5.2247
$15.00	5.2247
$19.14	5.2247
$20.00	5.0000
$21.00	4.7619
$22.49	4.4465
$25.00	4.4465
$27.00	4.4465
$30.00	4.4465
$35.00	4.4465
$40.00	4.4465
$45.00	4.4465
$50.00	4.4465
$55.00	4.4465
$65.00	4.4465

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $22.49, William Lyon Homes would be obligated to deliver 4.4465 shares of Class A Common Stock for each purchase contract. As a result, you would receive only approximately 85.1% of the appreciation in market value of the shares of Class A Common Stock that you would have received had you purchased $100.00 worth of shares of Class A Common Stock at the reference price.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price of $22.49 but greater than the reference price of $19.14, William Lyon Homes would be obligated to deliver a number of shares of Class A Common Stock on the mandatory settlement date equal to $100.00, divided by the applicable market value. As a result, William Lyon Homes would retain all appreciation in the market value of Class A Common Stock underlying each purchase contract since the date of initial issuance of the Units.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $19.14, William Lyon Homes would be obligated to deliver, upon settlement of the purchase contract, 5.2247 shares of Class A Common Stock for each purchase contract, regardless of the market price of Class A Common Stock. As a result, the holder would realize the entire loss on the decline in market value of Class A Common Stock underlying each purchase contract since the date of initial issuance of the Units.

Because the applicable market value of Class A Common Stock is determined over the 20 trading days (as defined below) ending on, and including, the third trading day immediately preceding the mandatory settlement date, the number of shares of Class A Common Stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the Class A Common Stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A Common Stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The term “applicable market value” means the average of the daily VWAPs of Class A Common Stock for the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date.

The term “daily VWAP” of Class A Common Stock means, on any date of determination, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page “WLH <equity> AQR” (or its equivalent successor, as determined by William Lyons in good faith, if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume-weighted average price is unavailable for such trading day, the market price of one share of Class A Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by William Lyon Homes).

The term “trading day” means a day on which:

●	there is no “market disruption event” (as defined below); and

●	trading in Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which Class A Common Stock is then listed or admitted for trading.

If the Class A Common Stock is not listed or admitted for trading as described in the immediately preceding bullet, “trading day” means a “business day.”

The term “market disruption event” means:

●	a failure by the primary U.S. national or regional securities exchange or market on which the Class A Common Stock is listed or admitted for trading to open for trading during its regular trading session; or

●	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the Class A Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Class A Common Stock or in any options, contracts or future contracts relating to Class A Common Stock.

“Scheduled trading day” means a day that is scheduled to be a trading day. If the Class A Common Stock is not listed or admitted for trading, “scheduled trading day” means a “business day.”

On the mandatory settlement date, Class A Common Stock will be issued and delivered to you or your designee, upon:

●	if the Units that include such purchase contracts or such separate purchase contracts are held in global form, surrender of such global securities in compliance with the standing arrangements between DTC and the purchase contract agent; if the Units that include such purchase contracts or such separate purchase contracts are held in certificated form, surrender of such definitive securities; and

●	payment by you of any transfer or similar taxes payable in connection with the issuance of Class A Common Stock to any person other than you.

Prior to 5:00 p.m., New York City time, on the last trading day of the 20 trading day period during which the applicable market value is determined, the shares of Class A Common Stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Class A Common Stock by virtue of holding such purchase contract. The person in whose name any shares of Class A Common Stock shall be issuable upon settlement of a purchase contract on the mandatory settlement date will become the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

William Lyon Homes will pay any documentary, stamp or similar issue or transfer tax due to the issue of any shares of Class A Common Stock upon settlement of the purchase contracts on the applicable settlement date, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

Early Settlement

At any time prior to 5:00 p.m., New York City time on the third scheduled trading day immediately preceding the mandatory settlement date, you, as a holder of Units or a holder of separate purchase contracts, may elect to settle your purchase contracts early, in whole or in part, and receive a number of shares of Class A Common Stock per purchase contract equal to: (i) if you settle purchase contracts prior to 5:00 p.m., New York City time, on May 25, 2015, 4.224175, which is 95% of the minimum settlement rate, and (ii) if you settle purchase contracts commencing on May 26, 2015, the minimum settlement rate, subject in either case to adjustment as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” For the avoidance of doubt, the preceding sentence shall have no effect on the fundamental change early settlement rate. (If you elect to settle your purchase contracts early in connection with a fundamental change, you will receive upon settlement of your purchase contracts a number of shares of Class A Common Stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”)

Your right to receive Class A Common Stock upon early settlement of your purchase contract is subject to:

●	delivery of a written and signed notice of election (an “early settlement notice”) in the form attached to the purchase contract to the purchase contract agent electing early settlement of your purchase contract;

●	if the Units that include such purchase contracts or such separate purchase contracts are held in global form, surrender of such global securities in compliance with the standing arrangements between DTC and the purchase contract agent; if the Units that include such purchase contracts or such separate purchase contracts are held in certificated form, surrender of such definitive securities; and

●	payment by you of any transfer or similar taxes payable in connection with the issuance of Class A Common Stock to any person other than you.

Upon compliance with the requirements described in the immediately preceding paragraph, you will receive the applicable number of shares of Class A Common Stock (and any cash in lieu of fractional shares) as a result of your exercise of your right to early settle on the third business day following the early settlement date.

If you comply with the requirements for effecting early settlement of your purchase contracts prior to 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the “early settlement date.”

The person in whose name any shares of Class A Common Stock shall be issuable upon such early settlement of a purchase contract will become the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Upon early settlement of the purchase contract component of a Unit, a separate amortizing note representing the amortizing note component of such Unit will be issued in the manner set forth herein and beneficially owned by, or registered in the name of, as the case may be, the holder thereof.

Early Settlement Upon a Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such, fundamental change, you will receive a number of shares of Class A Common Stock or cash, securities or other property, as applicable, based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on, and including, the 30th business day thereafter (or, if earlier, the third scheduled trading day immediately preceding the mandatory settlement date) (the “fundamental change early settlement period”). William Lyon Homes refers to this right as the “fundamental change early settlement right.”

Your right to Class A Common Stock or cash, securities or other property as applicable, upon early settlement in connection with a fundamental change is subject to compliance with the conditions described under “—Early Settlement.”

Upon compliance with the requirements described above, you will receive the shares of Class A Common Stock (and any cash in lieu of fractional shares), or cash, securities or other property, as applicable, as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date.

If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change on or after 5:00 p.m., New York City time on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”

William Lyon Homes will provide the purchase contract agent, the Trustee and the holders of Units and separate purchase contracts with a written notice of a fundamental change as soon as practicable and, in any event, within five business days after the relevant effective date (as defined below), issue a press release announcing such effective date and post such press release on its website. The notice will also set forth, among other things:

●	the applicable fundamental change early settlement rate;

●	if not solely Class A Common Stock (together with cash in lieu of a fractional share), the kind and amount of the cash, securities and other property receivable by the holder upon settlement; and

●	the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to occur if any of the following occurs:

(1)

(A) (i) any “person” or “group” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Permitted Holders (as defined below) or William Lyon Homes or its subsidiaries and any of their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, of

Class A Common Stock (excluding, for such purpose, solely in the case of Permitted Holders, any shares of Class A Common Stock that any Permitted Holder does not actually own but instead may “beneficially own”, as defined in Rule 13d-3 under the Exchange Act, solely as a result of actually owning shares of Class B Common Stock of William Lyon Homes and/or warrants or options to acquire shares of such Class B Common Stock) representing 50% or more of the total outstanding shares of Class A Common Stock or (ii) William Lyon Homes files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such a person or group described in the immediately preceding clause (i) has become the “beneficial owner” of Class A Common Stock in the amounts, and calculated in the manner, described in the immediately preceding clause (i), or (B) (x) any “person” or “group” within the meaning of Section 13(d) under the Exchange Act, other than Permitted Holders or William Lyon Homes or its subsidiaries and any of their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of William Lyon Homes’ voting stock representing 50% or more of the total voting power of all outstanding classes of William Lyon Homes’ voting stock entitled to vote generally in elections of directors or (y) William Lyon Homes files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such a person or group described in the immediately preceding clause (x) has become the “beneficial owner” of shares of William Lyon Homes’ voting stock in the amounts, and calculated in the manner, described in the immediately preceding clause (x);

(2)	the consummation of (A) any recapitalization, reclassification or change of Class A Common Stock (other than changes in par value or changes resulting from a subdivision or combination) as a result of which Class A Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of William Lyon Homes pursuant to which Class A Common Stock will be converted into cash, securities or other property, other than a merger of William Lyon Homes solely for the purpose of changing William Lyon Homes’ jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Class A Common Stock solely into shares of common stock of the surviving entity, in each case, on a pro rata basis; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of William Lyon Homes and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; provided that a transaction described in clause (B) above pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of William Lyon Homes’ voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a fundamental change;

(3)	the holders of William Lyon Homes’ capital stock approve any plan or proposal for the liquidation or dissolution of William Lyon Homes (whether or not otherwise in compliance with the indenture for the amortizing notes) other than in a transaction described in clause (2) above; or

(4)	the Class A Common Stock (or other common stock receivable upon settlement of your purchase contract, if applicable), is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States;

provided, however, that a fundamental change will not be deemed to have occurred if at least 90% of the consideration paid for Class A Common Stock in a transaction or transactions described under clause (2) of the definition of “fundamental change” above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of common equity interests traded on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded when issued in connection with such transaction or transactions.

“Permitted Holders” means (i) Luxor Capital Group, LP, Paulson Group and their respective affiliates and all investment funds managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies affiliated with Luxor Capital Group, LP and Paulson Group), (ii) General William Lyon, his spouse and lineal descendants (including adopted children and their lineal descendants) or any person controlled, directly or indirectly, by, or trust or similar estate planning vehicle established exclusively for the benefit of, any of such persons, (iii) any person or group (within the meaning of Section 13(d) of the Exchange Act) whose ownership of voting stock would constitute a “fundamental change” in respect of which the related notice of a fundamental change has been given and all purchase contracts elected to be settled in connection therewith have been settled, (iv) any group (within the meaning of Section 13(d) of the Exchange Act) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate voting stock of William Lyon Homes held directly or indirectly by such group and (v) any members of a group described in clause (iv) of this definition for so long as such person is a member of such group.

“Paulson Group” means Paulson & Co. Inc., a Delaware corporation, WLH Recovery Acquisition LLC, a Delaware limited liability company and entity affiliated with, and managed by affiliates of Paulson & Co. Inc., or any fund or account managed by Paulson & Co. Inc. or its wholly owned subsidiaries (excluding, for the avoidance of doubt, their respective portfolio companies or other affiliated operating companies).

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

●	in the case of a fundamental change described in clause (2) above in which holders of shares of Class A Common Stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of Class A Common Stock; and

●	in all other cases, the stock price will be the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum settlement rate as so adjusted. The fundamental change early settlement rate per purchase contract in the table below will be adjusted in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Effective Date
Stock Price	November 21, 2014	December 1, 2015	December 1, 2016	December 1, 2017
$2.50	4.8994	5.0653	5.1276	5.2247
$5.00	4.8216	4.9997	5.1130	5.2247
$8.00	4.7438	4.9341	5.0984	5.2247
$11.00	4.6660	4.8685	5.0838	5.2247
$15.00	4.5197	4.6890	4.9172	5.2247
$19.14	4.4126	4.5277	4.6795	5.2247
$20.00	4.3977	4.5029	4.6374	5.0000
$21.00	4.3832	4.4780	4.5939	4.7619
$22.49	4.3666	4.4481	4.5405	4.4465
$25.00	4.3497	4.4144	4.4792	4.4465
$27.00	4.3437	4.3990	4.4509	4.4465
$30.00	4.3429	4.3887	4.4304	4.4465
$35.00	4.3530	4.3897	4.4240	4.4465
$40.00	4.3678	4.3987	4.4273	4.4465
$45.00	4.3822	4.4082	4.4312	4.4465
$50.00	4.3946	4.4161	4.4342	4.4465
$55.00	4.4047	4.4223	4.4363	4.4465
$65.00	4.4193	4.4307	4.4393	4.4465

The exact stock price and effective date may not be set forth in the table above, in which case:

●	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

●	if the stock price is greater than $65.00 per share (subject to adjustment in the same manner as the stock prices set forth in the table above), the fundamental change early settlement rate will be the minimum settlement rate; or

●	if the stock price is less than $2.50 per share (subject to adjustment in the same manner as the stock prices set forth in the table above), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of Class A Common Stock deliverable under a purchase contract is 5.2247, subject to adjustment in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

William Lyon Homes’ obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The person in whose name any shares of Class A Common Stock or other securities, if applicable, shall be issuable following the exercise of a holder’s fundamental change early settlement right will become the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.

Upon early settlement of the purchase contract component of a Unit upon a fundamental change, a separate amortizing note representing the amortizing note component of such Unit will be issued in the manner set forth herein and beneficially owned by or registered in the name of, as the case may be, the holder thereof.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, fundamental change early settlement date or the mandatory settlement date.

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted, without duplication, if certain events occur:

(1)	The issuance of shares of Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination of shares of Class A Common Stock, in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 pm, New York City time, on the record date (as defined below) for such dividend or distribution or immediately prior to 9:00 am, New York City time, on the effective date for such subdivision or combination, as the case may be;

SR1 =	the fixed settlement rate in effect immediately after 5:00 pm, New York City time, on such record date or immediately after 9:00 am, New York City time, on such effective date, as the case may be;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to 5:00 pm, New York City time, on such record date or immediately prior to 9:00 am, New York City time, on such effective date, as the case may be (in either case, prior to giving effect to such event); and

OS1 =	the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this clause (1) shall become effective immediately after 5:00 pm, New York City time, on the record date for such dividend or distribution, or immediately after 9:00 am, New York City time, on the effective date for such share subdivision or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date the William Lyon Homes board of directors determines not to pay such dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(2)	The issuance to all or substantially all holders of Class A Common Stock of rights, options or warrants entitling them for a period expiring 45 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Class A Common Stock at less than the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of Class A Common Stock, in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 pm, New York City time, on the record date for such issuance;

SR1 =	the fixed settlement rate in effect immediately after 5:00 pm, New York City time, on such record date;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to 5:00 pm, New York City time, on such record date;

X =	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the total number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution of Class A Common Stock.

Any adjustment made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after 5:00 pm, New York City time, on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration date or shares of Class A Common Stock are not delivered upon exercise of such rights, options or warrants, each fixed settlement rate shall be immediately readjusted, effective as of the date of such expiration or the date of such exercise, as the case may be, to the fixed settlement rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights, options or warrants are not so issued, each fixed settlement rate shall be immediately readjusted, effective as of the date the William Lyon Homes board of directors determines not to make such issuance, to the fixed settlement rate that would then be in effect if such issuance had not been declared.

In determining whether any rights, options or warrants entitle the holders of Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at less than such average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of Class A Common Stock, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by William Lyon Homes for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the William Lyon Homes board of directors.

(3)	The dividend or other distribution to all or substantially all holders of Class A Common Stock of shares of William Lyon Homes capital stock (other than Class A Common Stock), evidences of indebtedness of William Lyon Homes or any of its subsidiaries, William Lyon Homes assets or rights, options or warrants to acquire William Lyon Homes capital stock, indebtedness of William Lyon Homes or any of its subsidiaries or William Lyon Homes assets, excluding:

●	any dividend, distribution or issuance covered by clause (1) or (2) above or clause (4) below; or

●	any dividend or distribution in connection with a spin-off covered by this clause (3) relating to spin-offs; and

●	any dividends or distributions described in “—Change in the Settlement Rates Upon a Reorganization Event,”

in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 pm, New York City time, on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after 5:00 pm, New York City time, on such record date;

SP0 =	the average of the daily VWAPs of the Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV =	the fair market value (as determined by the William Lyon Homes board of directors), on the ex-date for such dividend or distribution, of the shares of William Lyon Homes capital stock, evidences of indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of Class A Common Stock.

If FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, an alternative adjustment shall be made, and to effect such adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or purchase contract, at the same time and upon the same terms as holders of Class A Common Stock, the kind and amount of William Lyon Homes capital stock, evidences of indebtedness of William Lyon Homes or any of its subsidiaries, William Lyon Homes assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of Class A Common Stock equal to the maximum settlement rate in effect on the record date for the distribution.

Any adjustment made under the portion of this clause (3) above will become effective immediately after 5:00 pm, New York City time, on the record date for such dividend or distribution. If such distribution is not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date the William Lyon Homes board of directors determines not to pay the dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on Class A Common Stock consists of shares of capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of William Lyon Homes (i.e., a spin-off) that are, or, when issued, will be, listed or quoted on a U.S. national securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 pm, New York City time, on the last trading day of the 10 consecutive trading day period commencing on, but excluding, the effective date for the spin-off;

SR1 =	the fixed settlement rate in effect immediately after 5:00 pm, New York City time, on the last trading day of the 10 consecutive trading day period commencing on, but excluding, the effective date for the spin-off;

FMV0 =	the average of the daily VWAPs of the capital stock or similar equity interests distributed to holders of Class A Common Stock applicable to one share of Class A Common Stock for the 10 consecutive trading day period commencing on, but excluding, the effective date for the spin-off; and

MP0 =	the average of the daily VWAPs of the Class A Common Stock for the 10 consecutive trading day period commencing on, but excluding, the effective date for the spin-off.

The adjustment to each fixed settlement rate under this portion of clause (3) will become effective immediately after 5:00 pm, New York City time, on the last trading day of the 10 consecutive trading day period commencing on, but excluding, the effective date for the spin-off; provided that, for purposes of determining the fixed settlement rate, in respect of any settlement during the 10 consecutive trading days commencing on, but excluding, the effective date for the spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the beginning of the 10 consecutive trading day period and the relevant settlement date.

(4)	The dividend or distribution to all or substantially all holders of Class A Common Stock of exclusively cash, in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 pm, New York City time, on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after 5:00 pm, New York City time, on the record date for such dividend or distribution;

SP0 =	the average of the daily VWAPs of the Class A Common Stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

C =	the amount in cash per share William Lyon Homes distributes to holders of Class A Common Stock.

If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and C is less than $1.00, in lieu of the foregoing adjustment, an alternative adjustment shall be made, and to effect such adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or purchase contract, at the same time and upon the same terms as holders of Class A Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of Class A Common Stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

Any adjustment to each fixed settlement rate made pursuant to this clause (4) shall become effective immediately after 5:00 pm, New York City time, on the record date for such dividend or distribution. If any dividend or distribution described in this clause (4) is not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date the William Lyon Homes board of directors determines not to pay or make such dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(5)	William Lyon Homes or one or more of its subsidiaries makes purchases of Class A Common Stock pursuant to a tender offer or exchange offer for Class A Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Class A Common Stock validly tendered or exchanged exceeds the average of the daily VWAPs of the Class A Common Stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 pm, New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

SR1 =	the fixed settlement rate in effect immediately after 5:00 pm, New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

FMV =	the fair market value (as determined by the William Lyon Homes board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares purchased in such tender or exchange offer (the “purchased shares”);

OS1 =	the number of shares of Class A Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer on the expiration date (the “expiration time”) (after giving effect to such tender offer or exchange offer);

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and

SP1 =	the average of the daily VWAPs of the Class A Common Stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustments to the fixed settlement rates under this clause (5) will become effective immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date; provided that, for purposes of determining the fixed settlement rate, in respect of any settlement during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the expiration date and the relevant settlement date.

If William Lyon Homes or one of its subsidiaries is obligated to purchase Class A Common Stock pursuant to any such tender or exchange offer but William Lyon Homes or the relevant subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the fixed settlement rates shall be immediately readjusted to the fixed settlement rates that would then be in effect if such tender or exchange offer had not been made.

“Ex-date” means the first date on which shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from William Lyon Homes or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Common Stock have the right to receive any cash, securities or other property or in which Class A Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the William Lyon Homes board of directors or by statute, contract or otherwise).

To the extent that William Lyon Homes has a rights plan in effect with respect to Class A Common Stock on any date for determining the number of shares of Class A Common Stock issuable to a holder, you will receive, in addition to Class A Common Stock, the rights under the rights plan, unless, prior to the settlement of a purchase contract, the rights have separated from the Class A Common Stock. Each fixed settlement rate will be adjusted at the time of separation as if William Lyon Homes made a distribution to all or substantially all holders of Class A Common Stock as described in clause (3) above.

Change in the Settlement Rates Upon a Reorganization Event

In the event of any consolidation, merger, amalgamation, winding up into, conversion, share exchange or other reorganization event or sale, assignment, conveyance, transfer, lease or other disposition of property or assets, in each case, pursuant to which Class A Common Stock is converted into or exchanged for the right to receive other securities, cash or other property (each, a “reorganization event”), then, at and after the effective time of the reorganization event, each purchase contract then outstanding will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind and amount of securities, cash or other property that a holder of Class A Common Stock would have been entitled to receive in connection with such reorganization event (such securities, cash or other property, the “exchange property”).

In the event holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the exchange property will be deemed to be the weighted average of the kinds and amounts of consideration received by the holders of Class A Common Stock that affirmatively make an election (or, if no holders of Class A Common stock affirmatively make such an election, the kinds and amounts of consideration actually received by the holders of Class A Common Stock).

The number of units of exchange property for each purchase contract settled following the effective date of such reorganization event will be determined by the fixed settlement rates then in effect on the applicable settlement date (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such contracts are actually settled). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property, and such value will be determined with respect to:

●	any publicly traded securities that compose all or part of the exchange property, based on the daily VWAP of such securities;

●	any cash that composes all or part of the exchange property, based on the amount of such cash; and

●	any other property that composes all or part of the exchange property, based on the value of such property as determined by a nationally recognized independent investment banking firm retained by William Lyon Homes for this purpose.

William Lyon Homes will agree in the purchase contract agreement not to become a party to any such transaction unless its terms are consistent with the foregoing.

Additional Adjustment Information

In addition, to the extent permitted by applicable law and the continued listing requirements of the NYSE (or any other stock exchange on which the Class A Common Stock may then be listed), William Lyon Homes may make such increases in each fixed settlement rate as it deems advisable. William Lyon Homes may only make such a discretionary adjustment if it makes the same proportionate adjustment to each fixed settlement rate.

No adjustment in either fixed settlement rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that, on any date for determining the number of shares of Class A Common Stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

In the event of a taxable distribution of cash or property to holders of Class A Common Stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in William Lyon Homes’ discretion, holders of Units and separate purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.

If William Lyon Homes issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events:

●	William Lyon Homes will not adjust the fixed settlement rate pursuant to the bullets above until the earliest of these triggering events occurs; and

●	William Lyon Homes will readjust the fixed settlement rate to the extent any of these rights, options or warrants are not exercised before they expire.

No adjustment to the fixed settlement rates will be made if holders of Units or any separate purchase contracts may participate in the transaction (at a level based on the maximum settlement rate) that would otherwise give rise to such adjustment at the same time and on the same terms as holders of Class A Common Stock without having to settle such holder’s purchase contracts.

Except as stated above or as otherwise agreed, the fixed settlement rates will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock. For example, the fixed settlement rates will not be adjusted:

●	upon the issuance of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on William Lyon Homes securities and the investment of additional optional amounts in Class A Common Stock under any plan;

●	upon the issuance of Class A Common Stock, restricted stock or restricted stock units, or rights, options or warrants to purchase shares of Class A Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, William Lyon Homes or any of its subsidiaries;

●	upon the issuance of any Class A Common Stock pursuant to any right, option or warrant, or exercisable, exchangeable or convertible security not described in the immediately preceding bullet point and outstanding on the date of initial issuance of the Units;

●	upon the repurchase of any shares of Class A Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including derivatives transactions, that is not a tender offer or exchange offer of the nature described in clause (5) above;

●	for the sale or issuance of new shares of Class A Common Stock, or securities convertible into or exercisable for shares of Class A Common Stock, for cash, including at a price per share less than the fair market value thereof or otherwise, except as described in clauses (1) through (5) above, or in an acquisition; or

●	for a third-party tender offer.

Whenever the fixed settlement rates are adjusted, William Lyon Homes must deliver to the purchase contract agent a certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based. In addition, William Lyon Homes must notify the holders of Units and separate purchase contracts of the adjustment within 10 business days of the making of such adjustment and describe in reasonable detail the method by which each fixed settlement rate was adjusted; such notification may be made by a press release.

For the avoidance of doubt, each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate, which (i) prior to 5:00 p.m., New York City time, on May 25, 2015 shall equal 4.224175 (which is 95% of the minimum settlement rate) and (ii) commencing on May 26, 2015 shall equal the minimum settlement rate.

Each adjustment to the fixed settlement rates will result in an inversely proportional adjustment also being made to the reference price and threshold appreciation price solely for the purposes of determining which clauses of the definition of the settlement rate will apply on the applicable settlement date. Because (a) the applicable market value is an average of the daily VWAPs of the Class A Common Stock over a 20 consecutive trading day period and (b) the fundamental change early settlement rate is generally calculated based on an average of the daily VWAPs of the Class A Common Stock over a 10 consecutive trading day period, William Lyon Homes will make appropriate adjustments to the daily VWAPs prior to the relevant issuance date, record date, ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value to account for any adjustment to the fixed settlement rates that became effective during the period in which the applicable market value or stock price, as the case may be, is being calculated.

Fractional Shares

No fractional shares of Class A Common Stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Class A Common Stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the closing price of Class A Common Stock on the trading day immediately preceding the mandatory settlement date, early settlement date or fundamental change early settlement date, as the case may be.

Consequences of Bankruptcy

Upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate. If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver the Class A Common Stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against us for the value of Class A Common Stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will rank equally with the claims by holders of the Class A Common Stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of Class A Common Stock receive any recovery.

Please refer to “Risk Factors—Risks Related to the Units, Separate Purchase Contracts, Separate Amortizing Notes and Our Class A Common Stock—We may not be able to settle your purchase contracts and deliver shares of Class A Common Stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.”

Modification

The purchase contract agreement will contain provisions permitting William Lyon Homes, the purchase contract agent and the Trustee to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of a Unit) for any of the following purposes:

●	to evidence the succession of another person to William Lyon Homes’ obligations;

●	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of William Lyon Homes’ rights or powers under the agreement;

●	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

●	to make provision with respect to the rights of holders of purchase contracts pursuant to adjustments in the settlement rate due to any consolidation, merger, amalgamation, winding up, conversion, share exchange or other reorganization event or sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of William Lyon Homes and its subsidiaries, taken as a whole, in one or more related transactions;

●	to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and the “Description of the Units” sections in the preliminary prospectus supplement, as supplemented by the related pricing term sheet, as set forth in an officers’ certificate; and

●	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent, provided, however, that any such action shall not adversely affect the interests of holders.

The purchase contract agreement will contain provisions permitting William Lyon Homes, the purchase contract agent and the Trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

●	reduce the number of shares of Class A Common Stock deliverable upon settlement of the purchase contract;

●	change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right;

●	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

●	impair the right to institute suit for the enforcement of the purchase contracts.

In executing any modification, the purchase contract agent shall be entitled to receive an opinion of counsel stating that such modification is authorized or permitted under the terms of the purchase contract agreement.

Consolidation, Merger, Sale or Conveyance

The purchase contract agreement will contain a covenant that William Lyon Homes will not consolidate with, or merge or amalgamate with or into or wind up into or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of it and its subsidiaries, taken as a whole, in one or more related transactions, to any person, unless:

●	the resulting, surviving or transferee person (the “successor company”) is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and that entity expressly assumes William Lyon Homes’ obligations under the purchase contracts and the purchase contract agreement;

●	the successor company is not, immediately after the consolidation, merger, amalgamation, winding up into or sale, assignment, conveyance, transfer, lease or other disposition, in default of its obligations under the purchase contracts or the purchase contract agreement; and

●	William Lyon Homes has delivered to the purchase contract agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, amalgamation or winding up into or sale, assignment, transfer, lease or other disposition and such supplemental agreement comply with the purchase contract agreement and that all conditions precedent provided for in the purchase contract agreement related to such transaction have been complied with.

Reservation of Class A Common Stock

William Lyon Homes will at all times reserve and keep available out of William Lyon Homes’ authorized and unissued Class A Common Stock, solely for issuance upon settlement of the purchase contracts, that number of shares of Class A Common Stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the Units, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement, the Units or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Waiver of Jury Trial

The purchase contract agreements will provide that William Lyon Homes, the purchase contract agent, the Trustee and each holder of Units or purchase contracts will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the extent permitted by law.

Information Concerning the Purchase Contract Agent

U.S. Bank National Association will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

William Lyon Homes will pay the purchase contract agent reasonable fees for its services, subject to any written agreement between us and the purchase contract agent. We will reimburse the purchase contract agent for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the purchase contract agent’s counsel).

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor except as required by law or court order.

Information Concerning the Transfer Agent for Class A Common Stock

American Stock Transfer & Trust Company, LLC acts as William Lyon Homes’ transfer agent for its Class A Common Stock and performs other services for it.

Calculations in Respect of Purchase Contracts

William Lyon Homes will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make any such calculations. All such calculations made by William Lyon Homes will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. William Lyon Homes will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

Each amortizing note, which initially forms a part of a Unit and which, at the holder’s option on any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding the mandatory settlement date, can be transferred separately from the purchase contract also forming a part of a Unit, will be issued pursuant to an indenture (the “base indenture”), to be dated the date of initial issuance of the Units, between William Lyon Homes and U.S. Bank National Association, as Trustee, as supplemented by the related supplemental indenture, to be dated the date of initial issuance of the Units, between William Lyon Homes and U.S. Bank National Association, as Trustee, collectively referred to in this section as the “indenture.”

The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms.

William Lyon Homes refers you to the form of base indenture, which has been, and the supplemental indenture that will be, filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the base indenture and the supplemental indenture will be available for inspection at the office of the Trustee.

As used in this section, the term “William Lyon Homes” means William Lyon Homes, a Delaware corporation, and does not include any of its subsidiaries.

General

The amortizing notes will be issued as a separate series of senior subordinated debt securities under the indenture. The amortizing notes will be issued in an initial aggregate principal amount of $18,014,500 (or $20,716,675 initial aggregate principal amount if the underwriters exercise their option to purchase additional Units in full). The final installment payment date (as defined below) will be December 1, 2017. William Lyon Homes may not redeem the amortizing notes.

As described under “Book-Entry Procedures and Settlement,” amortizing notes may only be issued in certificated form in exchange for a global security. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below.

Payments on amortizing notes issued as a global security will be made to DTC (or a successor depositary). In the event amortizing notes are issued in certificated form, installment payments will be made at the corporate trust office of the Trustee. Installment payments on certificated amortizing notes may be made at the option of William Lyon Homes by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

The amortizing notes will not be guaranteed by any of William Lyon Homes’ subsidiaries.

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving William Lyon Homes that may adversely affect such holders, except to the extent described under “—Consolidation, Merger and Sale of Assets” above.

The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Ranking

The amortizing notes will be unsecured senior subordinated obligations of William Lyon Homes and will be:

●	subordinated in right of payment to all borrowings under the Revolving Credit Facility;

●	pari passu in right of payment with all of William Lyon Homes’ existing and future senior indebtedness, other than borrowings under the Revolving Credit Facility, which will be senior in right of payment to the obligations under the amortizing notes;

●	senior in right of payment to any existing and future subordinated indebtedness of William Lyon Homes;

●	effectively subordinated to William Lyon Homes’ obligations under any existing or future secured indebtedness, including indebtedness incurred under the Revolving Credit Facility and certain additional project-level financing for certain construction projects and land acquisitions, in each case, to the extent of the value of the assets securing such indebtedness; and

●	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of William Lyon Homes’ subsidiaries, including California Lyon’s Existing Notes and borrowings under the Revolving Credit Facility, which are guaranteed by William Lyon Homes.

As of September 30, 2014, after giving effect to the sale of the Units offered hereby and the use of proceeds therefrom, William Lyon Homes’ total indebtedness would have been $962.7 million, $41.3 million of which would have been secured indebtedness. As of September 30, 2014, after giving effect to the sale of the Units offered hereby and the use of proceeds therefrom, the total liabilities of the subsidiaries of William Lyon Homes would have been $944.7 million. In addition, William Lyon Homes would have had $73.3 million of borrowing capacity under the Revolving Credit Facility and project-level financing facilities.

Installment payments

Each amortizing note will have an initial principal amount of $18.01. On each March 1, June 1, September 1 and December 1, commencing on March 1, 2015 (each, an “installment payment date”), William Lyon Homes will pay, in cash, equal quarterly installments of $1.6250 on each amortizing note (except for the March 1, 2015 installment payment, which will be $1.8056 per amortizing note). Each installment will constitute a payment of interest (at an annual rate of 5.50%) and a partial repayment of principal of the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installment payments will be paid to the person in whose name an amortizing note is registered at the close of business 15 calendar days before the installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Notwithstanding anything to the contrary herein, the amount of any installment payment will be increased by the amount of additional interest, if any, payable for the relevant period at William Lyon Home’s election as the sole remedy relating to the failure to comply with its reporting obligations under the indenture as described under “—Events of Default”.

Amortization Schedule

The total installments of principal of the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
March 1, 2015	$1.5303	$0.2752
June 1, 2015	$1.3983	$0.2267
September 1, 2015	$1.4176	$0.2074
December 1, 2015	$1.4371	$0.1879
March 1, 2016	$1.4568	$0.1682
June 1, 2016	$1.4769	$0.1481
September 1, 2016	$1.4972	$0.1278
December 1, 2016	$1.5177	$0.1073
March 1, 2017	$1.5386	$0.0864
June 1, 2017	$1.5598	$0.0652
September 1, 2017	$1.5812	$0.0438
December 1, 2017	$1.6030	$0.0220

Subordination

William Lyon Homes is not permitted to pay principal, interest or any other amount payable under or with respect to the amortizing notes, or make any deposit pursuant to the provisions described under “—Satisfaction, Discharge and Defeasance” below (collectively, “pay the amortizing notes”) if either of the following occurs (a “Payment Default”):

(1)	any amounts outstanding under the Revolving Credit Facility (“Designated Senior Debt”) are not paid in full in cash when due; or

(2)	any other default under the Revolving Credit Facility occurs and the maturity of Designated Senior Debt is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash. Regardless of the foregoing, William Lyon Homes is permitted to pay the amortizing notes if William Lyon Homes and the Trustee receive written notice approving such payment from the administrative agent under the Revolving Credit Facility.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, William Lyon Homes is not permitted to pay the amortizing notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to William Lyon Homes) of written notice (a “Blockage Notice”) of such default from the administrative agent under the Revolving Credit Facility specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and William Lyon Homes from the administrative agent under the Revolving Credit Facility;

(2)	because the default giving rise to such Blockage Notice is cured, waived or no longer continuing; or

(3)	because such Designated Senior Debt has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Debt or the administrative agent under the Revolving Credit Facility have accelerated the maturity of such Designated Senior Debt, William Lyon Homes is permitted to resume paying the amortizing notes after the end of such Payment Blockage Period. The amortizing notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt during such period.

Upon any payment or distribution of the assets of William Lyon Homes upon a total or partial liquidation or dissolution or reorganization of, or similar proceeding relating to, William Lyon Homes or its property:

(1)	the holders of Designated Senior Debt will be entitled to receive payment in full in cash of such Designated Senior Debt before the holders of the amortizing notes are entitled to receive any payment;

(2)	until the Designated Senior Debt is paid in full in cash, any payment or distribution to which holders of the amortizing notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Designated Senior Debt, except that holders of amortizing notes may receive certain capital stock of William Lyon Homes and subordinated debt obligations; and

(3)	if a distribution is made to holders of amortizing notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of the Designated Senior Debt and pay it over to them as their interests may appear.

If payment of the amortizing notes is accelerated because of an event of default, William Lyon Homes or the Trustee must promptly notify the holders of Designated Senior Debt or the administrative agent under the Revolving Credit Facility of such acceleration. Notwithstanding anything in the indenture to the contrary, if any Designated Senior Debt is outstanding, William Lyon Homes may not pay the amortizing notes until five business days after the administrative agent under the Revolving Credit Facility receives notice of such acceleration and, thereafter, may pay the amortizing notes only if the indenture otherwise permits payment at that time.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency proceeding, holders of the amortizing notes may recover less ratably than creditors of William Lyon Homes who are holders of Designated Senior Debt. In addition, because the subordination provisions in the indenture require the amounts otherwise payable, or assets distributable, to holders of the amortizing notes in a bankruptcy or similar proceeding to be paid to holders of Designated Senior Debt instead, holders of the amortizing notes may receive less ratably than the other creditors of William Lyon Homes, including holders of trade payables in any such proceeding.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the Trustee for the payment of principal and interest on the amortizing notes pursuant to the provisions described under “—Satisfaction, Discharge, Defeasance,” if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

Restrictions Applicable During An Event of Default Under the Indenture

If there shall have occurred and be continuing an event of default under the indenture, then:

●	William Lyon Homes and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make an guarantee payment with respect thereto other than:

●	purchases, redemptions or other acquisitions of shares of capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

●	purchases of shares of its common stock pursuant to a contractually binding requirement to buy stock existing prior to such default, including under a contractually binding stock repurchase plan;

●	as a result of an exchange or conversion of any class or series of capital stock that, by its terms as in effect prior to the occurrence of such default, is exchangeable for or convertible into any other class or series of William Lyon Homes capital stock; and

●	the purchase of fractional interests in shares of William Lyon Homes capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

●	subject to the provisions set forth under the section entitled “—Subordination,” William Lyon Homes and its subsidiaries shall not make any payment or interest, principal or premium on, or repay, purchase or redeem, any unsecured debt securities issued by it that rank equally with or junior to the amortizing notes, other than pro rata payments of accrued and unpaid interest on the amortizing notes and any other unsecured debt securities issued by it or them that rank equally with the amortizing notes, except and to the extent the terms of any such debt securities would prohibit such pro rata payment.

These restrictions, however, will not apply to any dividends or distributions with respect to shares of a class of William Lyon Homes’ common stock where William Lyon Homes exclusively issues shares of such class of common stock in such dividend or distribution.

Events of Default

Each of the following will be an “event of default” under the indenture with respect to the amortizing notes:

(1)	failure by William Lyon Homes to pay any installment payments on the amortizing notes as and when due, and such failure continues for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(2)	failure by William Lyon Homes to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”;

(3)	failure by William Lyon Homes to duly observe or perform any other of the covenants or agreements in the amortizing notes or in the indenture, and such failure continues for the period and after the notice specified below;

(4)	failure by William Lyon Homes to comply after notice as provided below with any of their obligations under the covenant described under “—Reports”;

(5)	default by William Lyon Homes or any of its subsidiaries under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness (other than Non-Recourse Indebtedness (as defined below)) for money borrowed by William Lyon Homes or any of its subsidiaries (or the payment of which is guaranteed by William Lyon Homes or any of its subsidiaries), other than indebtedness owed to William Lyon Homes or a subsidiary, whether such indebtedness or guarantee now exists or is created after the date of initial issuance of such amortizing note, which default:

a.	is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”); or

b.	results in the acceleration of such indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more (or its foreign currency equivalent); provided, however, that if any such default is cured or waived or any acceleration rescinded or such indebtedness is repaid, in each case, within a period of ten (10) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such event of default under the indenture and any consequential acceleration of the amortizing notes shall automatically be rescinded so long as (i) such rescission does not conflict with any judgment or decree and (ii) all existing events of default, except nonpayment of installment payments on the amortizing notes that became due solely because of the acceleration of the amortizing notes, have been cured or waived;

(6)	failure by William Lyon Homes or any of its significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act), or any group of subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of William Lyon Homes), would constitute a significant subsidiary to pay final judgments aggregating in excess of $20.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final (the “judgment default provision”); or

(7)	certain events of bankruptcy, insolvency or reorganization of William Lyon Homes or a significant subsidiary or any group of subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Williams Lyon Homes and its subsidiaries), would constitute a significant subsidiary (the “bankruptcy provisions”).

“Non-Recourse Indebtedness” with respect to any person means indebtedness of such person for which (1) the sole legal recourse for collection of principal and interest on such indebtedness is against the specific property identified in the instruments evidencing or securing such indebtedness and such property was acquired with the proceeds of such indebtedness or such indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such person may be realized upon in collection of principal or interest on such indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (a) environmental warranties or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (c) similar customary “bad-boy” guarantees.

Notwithstanding the foregoing, a default under clauses (3) and (4) above will not constitute an event of default until the Trustee or the holders of 25% in principal amount of the then outstanding amortizing notes notify William Lyon Homes of the default and William Lyon Homes does not cure such default in the case of clause (3) within 60 days of receipt of such notice or in the case of clause (4) within 90 days of receipt of such notice. In addition, the indenture will provide that, if we so elect, the sole remedy of holders for an event of default under clause (4) above will, (i) for the first 90 days after the occurrence of such event of default (which will be the 91st day after written notice is provided to us of the default pursuant to the preceding sentence), consist exclusively of the right to receive additional interest at an annual rate equal to 0.25% per annum on the principal amount of the amortizing notes then outstanding, and (ii) for the 90 days immediately following such 90-day period, consist exclusively of the right to receive additional interest at an annual rate equal to 0.50% per annum on the principal amount of the amortizing notes then outstanding (the additional interest in clauses (i) and (ii) being “additional interest”). If we make such election, such additional interest will be payable in arrears on each interest payment date following the date on which such event of default first occurs. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the amortizing notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the amortizing notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to our failure to comply with the reporting obligations described above in the immediately preceding paragraph and below in “—Reports”, we must notify the Trustee, the paying agent and all of the holders of the amortizing notes, in writing, of such election on or before 5:00 p.m., New York City time, on the fifth business day immediately following the date on which such event of default occurs. Upon our failure to timely give such notice or pay additional interest, the amortizing notes will be immediately subject to acceleration as provided above.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest.

If an event of default (other than an event of default described in clause (7) above with respect to us) occurs and is continuing, the Trustee by written notice to William Lyon Homes, specifying the event of default, or the holders of at least 25% in principal amount of the then outstanding amortizing notes by written notice to William Lyon Homes and the Trustee, may, and the Trustee at the written request of such holders shall, declare all amortizing notes to be due and payable. Upon such a declaration of acceleration, all amounts on the amortizing notes payable on all of the amortizing notes will become due and payable immediately.

If an event of default described in clause (7) above with respect to us occurs and is continuing, all amounts payable on all the amortizing notes will become due and payable immediately and automatically without any declaration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding amortizing notes may waive all past defaults (except with respect to nonpayment of installment payments) and rescind any such acceleration with respect to the amortizing notes and its consequences if:

(1)	rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2)	all existing events of default, other than the nonpayment of installment payments that have become due solely by such declaration of acceleration, have been cured or waived.

Except to enforce the right to receive payment of any installment payment when due, no holder may pursue any remedy with respect to the indenture or the amortizing notes unless:

●	such holder has previously given the Trustee written notice that an event of default is continuing;

●	holders of at least 25% in principal amount of the then outstanding amortizing notes have requested the Trustee in writing to pursue the remedy;

●	such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any costs, expenses and liabilities;

●	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

●	the holders of a majority in principal amount of the then outstanding amortizing notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the then outstanding amortizing notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture provides that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture, the amortizing notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

Subject to the provisions of the indenture relating to the duties of the Trustee, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture or the amortizing notes at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any cost, expense and liability.

The indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the Trustee, the Trustee will send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of installment payments on any amortizing note, the Trustee may withhold from the holders notice of any continuing default if the Trustee determines in good faith that withholding the notice is in the interests of the holders. In addition, William Lyon Homes is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officer’s certificate stating (i) that a review of the activities of William Lyon Homes and its subsidiaries during the preceding fiscal year has been made with a view to determining whether William Lyon Homes has fulfilled its obligations under the indenture and (ii) that, to the knowledge of the officer, no default or event of default occurred during such period (or, if a default or event of default has occurred, describing all defaults or events of default of which the officer may know). William Lyon Homes also is required to deliver to the Trustee, within 10 business days after the occurrence thereof, written notice of any events which would constitute a default, their status and what action William Lyon Homes is taking or proposing to take in respect thereof.

Reports

The indenture requires William Lyon Homes to file with the Trustee, within 15 days after William Lyon Homes is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which William Lyon Homes may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by William Lyon Homes with the SEC via EDGAR system will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine if such filing has occurred.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including William Lyon Home’s compliance with any of its covenants under the indenture (as to which the Trustee is entitled to conclusively rely exclusively on an officer’s certificate).

Satisfaction, Discharge and Defeasance

William Lyon Homes may discharge most of its obligations under the indenture to holders of the amortizing notes if:

●	it has paid or caused to be paid the installments on all amortizing notes outstanding as and when the same shall have become due and payable; and

●

it has delivered to the Trustee for cancellation all amortizing notes authenticated; or (i) all amortizing notes not delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year and (ii) William Lyon Homes has irrevocably deposited or caused to be deposited an amount of cash or U.S. government obligations with the Trustee sufficient to pay at maturity all amortizing notes not theretofore delivered to the Trustee for cancellation, including installments to become due on or prior to such date of maturity.

William Lyon Homes, at its option:

●	will be released from any and all obligations in respect of the amortizing notes, which is known as “defeasance and discharge”; or

●	need not comply with certain covenants specified herein regarding the amortizing notes, which is known as “covenant defeasance.”

If William Lyon Homes exercises its covenant defeasance option, the failure to comply with any defeased covenant and any default in the indenture will no longer be a default thereunder.

To exercise either its defeasance and discharge or covenant defeasance option:

●	William Lyon Homes must deposit with the Trustee, in trust, cash or U.S. government obligations in an amount sufficient, in the opinion of a firm of certified public accounts, to pay all the remaining installments on the amortizing notes when such payments are due;

●	the above deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which William Lyon Homes is bound;

●	no default or event of default with respect to the amortizing notes may have occurred and be continuing on the date of deposit or during the period ending on the 91st day after such date;

●	William Lyon Homes must deliver an opinion of counsel, which, in the case of defeasance and discharge, must be based upon a ruling or administrative pronouncement of the Internal Revenue Service (the “IRS”), to the effect that the holders of the amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be required to pay U.S. federal income tax on the same amount and in the same manner and at the same times as if such defeasance had not occurred.

●	William Lyon Homes must deliver to the Trustee an officer’s certificate stating that the deposit was not made with the intent of defeating, hindering, delaying or defrauding other creditors; and

●	William Lyon Homes must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions to defeasance have been complied with.

When there is a defeasance and discharge, the indenture will no longer govern the amortizing notes, William Lyon Homes will no longer be liable for payment and the holders of such amortizing notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, William Lyon Homes will continue to be obligated for installment payments when due if the deposited funds are not sufficient to pay the holders.

The obligations under the indenture to register the transfer or exchange of amortizing notes, to replace mutilated, defaced, destroyed, lost or stolen amortizing notes, and to maintain paying agents and hold monies for payment in trust will continue even if William Lyon Homes exercises its defeasance and discharge or covenant defeasance option.

Consolidation, Merger and Sale of Assets

The indenture provides that William Lyon Homes will not consolidate with or merge or amalgamate with or into or wind up into (whether or not William Lyon Homes is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of it and its subsidiaries, taken as a whole, in one or more related transactions, to any person unless:

(1)	the resulting, surviving or transferee person (the “successor company”) is a corporation organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(2)	the successor company (if other than William Lyon Homes) expressly assumes all of the obligations of William Lyon Homes under the amortizing notes and the indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

(4)	William Lyon Homes shall have delivered to the Trustee (1) an officers’ certificate stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with the indenture and that immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing, and (2) an opinion of counsel, each stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with the indenture.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of William Lyon Homes, which properties and assets, if held by William Lyon Homes instead of such subsidiaries, would constitute all or substantially all of the properties and assets of William Lyon Homes on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of William Lyon Homes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Subject to certain limitations, upon any sale, assignment, conveyance, transfer, lease or other disposition that complies with the above, William Lyon Homes will be released from its obligations under the indenture and the successor company will succeed to, and be substituted for, and may exercise every right and power of, William Lyon Homes under the indenture and the amortizing notes; provided that, in the case of a lease of all or substantially all its assets, William Lyon Homes will not be released from the obligation to pay the principal of and interest on the amortizing notes.

Modifications and Amendments

William Lyon Homes the Trustee may amend or supplement the indenture or the amortizing notes without the consent of any holder:

●	to cure any ambiguity, defect or inconsistency;

●	provide for the assumption by a successor corporation of William Lyon Homes’ obligations as set forth in “—Consolidation, Merger and Sale of Assets”;

●	to provide for uncertificated amortizing notes in addition to or in place of certificated amortizing notes;

●	to add guarantees with respect to the amortizing notes or secure the amortizing notes;

●	to surrender any of William Lyon Homes’ rights or powers under the indenture;

●	to add covenants or events of default for the benefit of the holders of the amortizing notes;

●	to comply with the applicable procedures of DTC;

●	to make any change that does not adversely affect the rights of any holder;

●	to conform the text of the indenture, any guarantees or the amortizing notes to any provision of the “Description of the Amortizing Notes” section of the final prospectus supplement filed with the SEC;

●	to provide for the issuance and establish the form and terms and conditions of amortizing notes and any guarantees thereof, as permitted by the indenture;

●	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the amortizing notes and the add to or change any of the provisions in the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

●	to comply with requirements of the SEC or changes to applicable law related to the indenture, any guarantees or the amortizing notes;

●	to allow any added guarantors to execute a supplemental indenture or guarantee with respect to the amortizing notes; or

●	to evidence the release and discharge of any guarantor from its obligations under its guarantees and its obligations hereunder in respect of any amortizing notes, in each case in accordance with the terms of the indenture and the terms of the amortizing notes.

William Lyon Homes and the Trustee may enter into a supplemental indenture with the written consent of holders of at least a majority in principal amount of the outstanding amortizing notes by such supplemental indenture for the purpose adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or any supplemental indenture modifying in any manner the rights of the holders of such amortizing notes. However, without the consent of each holder affected thereby, an amendment or waiver may not:

●	reduce the principal amount of amortizing notes whose holders must consent to an amendment, supplement or waiver;

●	reduce the amount, extend the due date or otherwise affect the terms of any scheduled installment payment;

●	waive a default or event of default in the payment of any amount (except a rescission or acceleration of the amortizing notes by the holders of at least a majority in principal amount of the outstanding amortizing notes and a waiver of the payment default that resulted from such acceleration);

●	make the principal of or interest, if any, on the amortizing notes payable in any currency other than that stated in the amortizing notes; or

●	make any change in the indenture with respect to the unconditional right of holders to receive payment, the rights of holders to waive any past defaults with respect to the amortizing notes or the terms that are the subject of this sentence.

In addition, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Designated Senior Debt then outstanding unless the administrative agent under the Revolving Credit Facility consents to such change.

It shall not be necessary for the consent of the holders to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture or waiver under this section becomes effective, William Lyon Homes shall mail to the holders affected thereby, a notice briefly describing the supplemental indenture or waiver. Any failure by William Lyon Homes to mail or publish such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Waiver of Jury Trial

The indenture and the amortizing notes will provide that William Lyon Homes, the Trustee and each holder of Units or separate amortizing notes will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the indenture, the amortizing notes or the transactions contemplated thereby, to the extent permitted by law.

Unclaimed funds

All funds deposited with the Trustee for the payment of installment payments in respect of the amortizing notes that remain unclaimed for two years after the final installment date will be repaid to William Lyon Homes upon its written request. Thereafter, any right of any holder of the amortizing notes to such funds shall be enforceable only against William Lyon Homes, and the Trustee will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce William Lyon Homes’ payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter, William Lyon Homes’ payment obligations will generally become unenforceable.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee on behalf of the holders of the amortizing notes. The indenture will contain provisions limiting the liability of the trustee, and we will indemnify the trustee, its officers, directors, employees and agents against any loss, liability or expenses incurred or made in connection with the trustee’s duties under the indenture.

We will pay the trustee reasonable fees for its services, subject to any written agreement between us and the trustee. We will reimburse the trustee for all reasonable and out-of-pocket expenses (including the reasonable compensation and expenses of trustee’s counsel).

The indenture will contain provisions under which the trustee may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor except as required by law or court order.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. William Lyon Homes will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon William Lyon Homes’ instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, William Lyon Homes and the Trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. It is the understanding of William Lyon Homes that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

As long as the separate amortizing notes are represented by the global securities, William Lyon Homes will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of its participants on the applicable date. Neither William Lyon Homes nor the Trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)	the depositary is unwilling or unable to continue as depositary for such global security and William Lyon Homes is unable to find a qualified replacement for the depositary within 90 calendar days;

(b)	at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

(c)	an event of default with respect to the amortizing notes, or any failure by William Lyon Homes to observe or perform any covenant or agreement with respect to the purchase contracts, has occurred and is continuing and a beneficial owner requests that its Units, or separate amortizing notes or separate purchase contracts, as the case may be, be issued in physical certificated form; or

(d)	William Lyon Homes in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal number of Units or separate purchase contracts or aggregate principal amount of separate amortizing notes. Definitive Units and definitive separate purchase contracts will be issuable in denominations of 1 Unit and 1 purchase contract, respectively, and integral multiples thereof. Definitive separate amortizing notes will be issuable in denominations of the initial principal amount of such amortizing note and integral multiples thereof. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to William Lyon Homes and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of William Lyon Homes’ paying agent in the Borough of Manhattan. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of William Lyon Homes’ paying agents. William Lyon Homes also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of U.S. Bank National Association. A form of such instrument of transfer will be obtainable at the relevant office of U.S. Bank National Association. Upon surrender, William Lyon Homes will execute, and the purchase contract agent and the Trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of U.S. Bank National Association, as requested by the owner of such new Units, separate purchase contacts or separate amortizing notes. William Lyon Homes will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations of the purchase, ownership and disposition of the Units, the purchase contracts and amortizing notes that are components of Units and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units upon original issuance at the $100.00 offering price and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●	certain financial institutions;

●	banks;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

●	persons holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	certain former citizens and residents of the United States;

●	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt entities;

●	persons subject to the alternative minimum tax or Medicare tax on net investment income; or

●	persons that receive the Units, purchase contracts, amortizing notes or shares of our common stock as compensation or in connection with the performance of services.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Units, purchase contracts, amortizing notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Units, purchase contracts, amortizing notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of Units are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not free from doubt, we believe each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note that will be treated as indebtedness for

U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. federal income tax purposes.

If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a Non-U.S. Holder, as defined below, payments of principal and interest made to you on the amortizing notes could be subject to U.S. federal withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to Non-U.S. Holders (as defined below) on the amortizing notes (and proceeds on disposition of the notes) could potentially be subject to U.S. federal withholding tax and (ii) the purchase contracts could be treated as our stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a holder’s holding period for the common stock received under a purchase contract would include the period during which the holder held the purchase contract.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service (“IRS”) or a court will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. No ruling has been or will be sought concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the tax consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Units, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Allocation of the Issue Price and Purchase Price

The $100.00 offering price of each Unit will be allocated between the purchase contract and the amortizing note that constitute the Unit in proportion to their relative fair market values at the time of issuance. That allocation of the offering price will establish a U.S. Holder’s initial tax basis in the purchase contract and amortizing note.

We have determined that the offering price allocated to each purchase contract and amortizing note is $81.99 and $18.01, respectively. That allocation will be binding on you (but not the IRS), unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units pursuant to this offering. The remainder of this discussion assumes that this allocation of offering price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes. If our allocation is not respected and a lesser amount is allocated to the amortizing notes, holders would be treated as having a greater amount of interest than amounts set forth under our amortization schedule.

Payments on the Amortizing Notes

The portion of the installment payment on an amortizing note that is treated as interest will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such U.S. Holder’s method of tax accounting. The portion of the installment payment on an amortizing note that is not treated as interest will be treated as a tax-free return of principal and reduce a U.S. Holder’s tax basis in such note.

Settlement of a Purchase Contract

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate initial tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder’s holding period for the common stock received under a purchase contract will begin the day after that common stock is received.

Constructive Dividends

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract.

If we were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase may be deemed to be a distribution to U.S. Holders. In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders. In certain circumstances, the failure to make an adjustment of the settlement rate may result in a taxable distribution to U.S. Holders, if as a result of such failure the proportionate interest of the U.S. Holders in our assets or earnings and profits is increased.

Any deemed distribution will generally be subject to tax in the same manner as an actual distribution. See “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts” below. However, it is not entirely clear that deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Because a deemed distribution would not give rise to any cash from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of any cash or common stock payable on the sale or settlement of a purchase contract.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of common stock acquired under the purchase contracts, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be taxable as ordinary income when received by a U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders are subject to tax at reduced rates if such U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders are eligible for the dividends-received deduction if such U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Upon the sale, exchange or other taxable disposition of a purchase contract (including the portion of the purchase contract that is deemed to be sold as a result of the receipt of cash in lieu of a fractional share upon the settlement of the purchase contract), amortizing note or share of our common stock, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the purchase contract (or portion thereof), amortizing note or share of common stock, as the case may be.

Gain or loss realized on the sale, exchange or other taxable disposition of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as ordinary income) and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition, the purchase contract, amortizing note or share of common stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other taxable disposition of a Unit, a U.S. Holder will be treated as having sold, exchanged or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note of the Unit in proportion to their relative fair market values at the time of disposition. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Separation and Recreation of Units

U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under “Description of the Units—Separating and Recreating Units.”

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the amortizing notes, dividends on the common stock and the proceeds from a sale or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Units, purchase contracts, amortizing notes or common stock. Such a Non-U.S. Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other taxable disposition of Units, purchase contracts, amortizing notes or common stock.

Payments on the Amortizing Notes

Subject to the discussion below concerning U.S. federal backup withholding and FATCA (as defined below), under the characterization of each Unit as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes, payments of principal and interest on the amortizing notes by us to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

●	the Non-U.S. Holder is not engaged in a U.S. trade or business;

●	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

●	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder is engaged in a U.S. trade or business, and if interest on an amortizing note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will generally be subject to tax on this interest income generally in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to the discussion below in “—Effectively Connected Income.”

However, if, as described above under “—Characterization of Units and Amortizing Notes,” the components of a Unit were recharacterized and treated as a single instrument for U.S. federal income tax purposes, payments of principal and interest made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable income tax treaty and such holder has satisfied the relevant certification requirements. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, if the amortizing notes were recharacterized as equity for U.S. federal income tax purposes, payments to Non-U.S. Holders on the amortizing notes could potentially be subject to U.S. federal withholding tax.

Settlement of a Purchase Contract

Non-U.S. Holders will not be subject to U.S. federal income tax upon the mandatory or early settlement of a purchase contract.

Constructive Dividends

An adjustment (or failure to make an adjustment) to the settlement rate of a purchase contract may result in a taxable constructive stock distribution, as described above under the caption “Tax Consequences to U.S. Holders—Constructive Dividends.” Any taxable constructive stock distribution from an adjustment to the settlement rate will be treated in the same manner as an actual distribution on our common stock, as described below under “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.”

Because a taxable constructive stock dividend would not give rise to any cash from which any applicable U.S. federal withholding or backup withholding could be satisfied, if such withholding or backup withholding is paid on the Non-U.S. Holder’s behalf (because the Non-U.S. Holder failed to establish an exemption from such withholding or backup withholding), the withholding or backup withholding may be set off against any payments of cash or common stock payable on the sale or settlement of a purchase contract. A Non-U.S. Holder who is subject to U.S. federal withholding or backup withholding should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such amounts.

Sale or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Subject to the discussion below concerning U.S. federal backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or common stock, unless:

●	the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, or

●	we are or have been a U.S. real property holding corporation (“USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter (however, gain recognized on a sale or other disposition of an amortizing note would not be subject to U.S. federal income tax regardless of our USRPHC status).

We believe that we are currently a USRPHC for U.S. federal income tax purposes. So long as our common stock continues to be regularly traded on an established securities market in the United States, within the meaning of applicable Treasury Regulations, (i) a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our common stock if the holder has not held more than 5% (actually or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition or such holder’s holding period, and (ii) a Non- U.S. Holder will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if the purchase contracts are considered to be regularly traded on an established securities market, the holder has not held more than 5% (actually or constructively) of the total outstanding purchase contracts at any time during the shorter of the five-year period preceding the date of disposition or such holder’s holding period, or (y) if the purchase contracts are not considered to be regularly traded on an established securities market and our common stock continues to be so traded, on the date such holder originally acquires purchase contracts or on any date on which such holder makes subsequent acquisitions of purchase contracts, all purchase contracts held (actually or constructively) by such holder after each such acquisition has a fair market value of no more than 5% of the fair market value of our total outstanding common stock on each such acquisition date. Non-U.S. Holders should consult their tax advisors regarding whether purchase contracts held by such holders will be treated as regularly traded on an established securities market during the relevant period.

If a Non-U.S. Holder exceeds the limits described in the above paragraph with respect to common stock or purchase contracts, the holder generally will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders upon its disposition at a gain, and a 10% U.S. federal withholding tax may apply to the gross proceeds received upon such disposition. A Non-U.S. Holder generally would also be subject to such tax with respect to any distribution (including any deemed distribution) on such common stock or purchase contracts to the extent such distribution would not be treated as a dividend if such holder were a U.S. Holder as described above under “Tax Consequences to U.S. Holders—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.” If a Non-U.S. Holder is subject to the tax described in the preceding sentences, the holder will be required to file a U.S. federal income tax return with the IRS.

If, as described above under “—Characterization of Units and Amortizing Notes,” the components of a Unit were recharacterized and treated as a single instrument for U.S. federal income tax purposes or the amortizing notes were recharacterized as equity, a Non-U.S. Holder could be subject to U.S. federal income and withholding tax on the disposition of Units or amortizing notes if such holder exceeds the limits described above as applied to the Units or amortizing notes, respectively.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Dividends paid on shares of common stock acquired under the purchase contract, other than certain pro rata distributions of shares of common stock, to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying its entitlement to benefits under the relevant treaty. However, it is possible that we or other applicable withholding agents may apply such withholding to the entire amount of any distributions paid by us regardless of whether such distributions (or any portion thereof) are paid from our current and accumulated earnings and profits. If there is any overwithholding, a Non-U.S. Holder may be able to obtain a refund of the overwithheld amount from the IRS by complying with certain applicable procedures.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a U.S. trade or business, the Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) on payments on the Units, amortizing notes and common stock and on gain recognized on a sale or other taxable disposition of the Units, purchase contracts, amortizing notes or common stock that are effectively connected with the conduct of that trade or business, subject to an applicable income tax treaty providing otherwise. In order for payments on the amortizing notes and dividends on the common stock to be exempt from U.S. federal withholding tax described in “—Payments on the Amortizing Notes” and “—Taxation of Distributions on Common Stock Acquired under the Purchase Contract” above, the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI.

Such Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. federal income tax consequences of the ownership and disposition of the Units, purchase contracts, amortizing notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if the Non-U.S. Holder is a corporation.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Units, amortizing notes and common stock. Unless the Non-U.S. Holder complies with certain certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Units, amortizing notes and common stock or on the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of any exemptions, and the procedures for obtaining any such available exemption.

Foreign Account Tax Compliance Act

Legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”) will require withholding at a rate of 30% on (i) interest on the amortizing notes and dividends on our common stock (and possibly payments or deemed payments on the Units and purchase contracts), and (ii) after December 31, 2016, on gross proceeds from the sale or other disposition of Units, amortizing notes or our common stock (and possibly on the gross proceeds from a sale or other disposition of purchase contracts), in each case, held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the IRS to report, on an annual basis, information with respect to interests or accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Accordingly, the entity through which Units, amortizing notes or our common stock is held will affect the determination of whether such withholding is required. Similarly, interest on the amortizing notes and dividends on our common stock (and possibly payments or deemed payments on the Units and purchase contracts), and gross proceeds from the sale or other disposition of Units, amortizing notes or our common stock (and possibly on the gross proceeds from a sale or other disposition of purchase contracts), in each case, held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any substantial United States owners or (ii) provides certain information regarding the entity’s substantial United States owners. We will not pay any additional amounts respect of any amounts withheld. Holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in the Units, purchase contracts, amortizing notes or common stock.

UNDERWRITING (CONFLICT OF INTEREST)

We are offering the Units described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC, Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters. Under the terms and subject to the conditions contained in an underwriting agreement dated November 17, 2014, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
J.P. Morgan Securities LLC	440,000
Citigroup Global Markets Inc.	320,000
Credit Suisse Securities (USA) LLC	210,000
Oppenheimer & Co. Inc.	30,000

Total	1,000,000

The underwriters are committed to purchase all of the Units offered by us if they purchase any Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.80 per Unit. After the public offering of the Units at the initial offering price, the underwriters may change the offering price and other selling terms. Sales of Units made outside of the United States may be made by affiliates of the underwriters.

The underwriters have the option to purchase, within the 13-day period that begins on and includes the date of initial issuance of the Units, up to an additional 150,000 Units. If any Units are purchased with this option, the underwriters will purchase Units in approximately the same proportion as shown in the table above and the underwriters will offer the additional Units on the same terms as those on which the Units are being offered.

The underwriting discount is equal to the public offering price per Unit less the amount paid by the underwriters per Unit. The following table shows the per Unit and total underwriting discounts and commissions we will pay, assuming both no exercise and full exercise of the underwriters’ option to purchase additional Units.

	Without exercise of option to purchase additional Units	With exercise of option to purchase additional Units
Per Unit	$3.00	$3.00
Total	$3,000,000.00	$3,450,000.00

We have also agreed to pay the costs and expenses of the underwriters related to the review by FINRA of the offering of Units, including filing fees and the fees and expenses of counsel for the underwriters relating to such review (such fees and expenses of counsel in an amount not to exceed $10,000).

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $750,000. Some of these expenses relate to securities that were registered pursuant to the registration statement and prospectus that accompany this prospectus supplement, but which are not being sold pursuant to this prospectus supplement. The aggregate value of all compensation (excluding, for the avoidance of doubt, any proceeds to be received by affiliates of the underwriters, as described under “Use of Proceeds”) received or to be received by the participating FINRA members does not exceed 8% of the offering proceeds.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed with the underwriters that we will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our Class A Common Stock or any securities convertible into, or exchangeable, exercisable or settled for any of our Class A Common Stock (“Lock-Up Securities”), (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to Lock-Up Securities (except for a registration statement on Form S-8 to register shares issuable upon exercise of options or vesting of other equity awards granted pursuant to the terms of a plan in effect on the date of the underwriting agreement), or publicly disclose the intention to take any such action, without the prior written consent of the representatives of the underwriters, for a period of 90 days after the date of the underwriting agreement, except (a) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of the underwriting agreement, (b) grants of employee stock options, restricted stock or other incentive compensation pursuant to the terms of a plan in effect on the date of the underwriting agreement, or issuances of Lock-Up Securities pursuant to the exercise of such options or the vesting of restricted stock or (c) the issuance by us of Class A Common Stock or securities convertible into, or exchangeable or settled for our Class A Common Stock in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto) (provided that such issuances are limited to an amount equal to 5% of the total shares of our Class A Common Stock outstanding immediately after the completion of this offering and that recipients of such securities agree to be bound by the terms of a lockup letter). However, if either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, a applicable, unless the representatives of the underwriter waive, in writing such extension.

Our directors and executive officers have agreed with the underwriters not to, for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, without the prior written consent of the representatives on behalf of the underwriters, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Class A Common Stock or securities convertible into, or exchangeable, exercisable or settled for any shares of our Class A Common Stock (including, without limitation, Class A Common Stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Class A Common Stock or such securities, whether any such aforementioned transaction is to be settled by delivery of the Class A Common Stock or such securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or make any demand for or exercise any right with respect to the registration of any shares of our Class A Common Stock or any security convertible into, or exercisable, exchangeable or settled for our Class A

Common Stock, without, in each case, the prior written consent of the representatives, other than (a) to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the director or officer or their family members, (b) to a beneficiary pursuant to a will, other testamentary document or applicable laws of descent, (c) as a bona fide gift, (d) if the signatory is an entity, as a distribution to its partners, members or retired members, stockholders or former stockholders or its beneficiaries, as applicable, (e) to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or an order of competent jurisdiction or (f) to an affiliate, provided, in each case, that the transferee agrees to be bound in writing by the same terms, the transfer does not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement will be required or voluntarily made in connection with the transfer (other than a filing on a Form 5). Further, the agreement of the directors and officers described above does not apply to transfers of Class A Common Stock or such securities to us for the primary purposes of satisfying tax or other governmental withholding obligations with respect to Class A Common Stock or such securities issued upon the exercise of an option or warrant (or upon the exchange of another security or securities) or pay the exercise price of an option, or issued under an employee equity or benefit plan, so long as to the extent such transaction requires a filing under Section 16 of the Exchange Act, such transfers are reported with the SEC on the applicable form under the transaction code “F.”

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our Class A Common Stock is listed on The New York Stock Exchange under the symbol “WLH.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Units in the open market for the purpose of preventing or retarding a decline in the market price of the Units while this offering is in progress. These stabilizing transactions may include making short sales of the Units, which involves the sale by the underwriters of a greater number of Units than they are required to purchase in this offering, and purchasing Units on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional Units referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Units, in whole or in part, or by purchasing Units in the open market. In making this determination, the underwriters will consider, among other things, the price of Units available for purchase in the open market compared to the price at which the underwriters may purchase Units through the option to purchase additional Units. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market that could adversely affect investors who purchase in this offering. To the extent that an underwriter creates a naked short position, it will purchase Units in the open market to cover the position.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Units, including the imposition of penalty bids. This means that if the representatives of the underwriters purchases Units in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units, and, as a result, the price of the Units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The New York Stock Exchange, in the over the counter market or otherwise.

In addition, in connection with this offering certain of the underwriters may engage in passive market making transactions in the Units prior to the pricing and completion of this offering. Passive market making consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the Units during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the Units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

J.P. Morgan Securities LLC, one of the underwriters, acted as our financial advisor in connection with the negotiation of the Polygon Acquisition, and Citigroup Global Markets Inc., one of the underwriters, acted as financial advisor to the parent company of Polygon Northwest in connection with the negotiation of the Polygon Acquisition. J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (or affiliates of each of the foregoing), each of which is acting as an underwriter for this offering, acted as joint physical bookrunners, joint lead arrangers and lenders under the Senior Unsecured Facility, and an affiliate of J.P. Morgan Securities LLC acted as administrative agent for the Senior Unsecured Facility. Each of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC also acted as initial purchasers and representatives in California Lyon’s offering of 7.00% Senior Notes due 2022, which were issued on August 11, 2014. Affiliates of each of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are also lenders under the Revolving Credit Facility.

As described under “Use of Proceeds”, we intend to use the net proceeds of this offering to pay down outstanding debt under the Senior Unsecured Facility, and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (or their affiliates) therefore may receive more than 5% of the net proceeds from this offering through the repayment of such debt. Those underwriters whose affiliates will receive at least 5% of the total net proceeds (not including underwriting compensation) from this offering are considered by FINRA to have a conflict of interest with William Lyon Homes in regards to this offering. As a result, this offering is being made in compliance with FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, Oppenheimer & Co. Inc. is assuming the responsibilities of acting as the qualified independent underwriter with respect to this offering. FINRA Rule 5121(a)(2)(A) requires that, under these circumstances, a qualified independent underwriter participate in the preparation of the prospectus supplement and exercise the usual standards of “due diligence” in respect thereto. Aside from its relative portion of the underwriting discount set forth on the cover page of this prospectus supplement, Oppenheimer & Co. Inc. will not receive any fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Oppenheimer & Co. Inc. against liabilities incurred in connection with acting as the qualified independent underwriter, including liabilities under the Securities Act and Exchange Act. No underwriter having a conflict of interest under FINRA Rule 5121 will sell to a discretionary account any security with respect to which the conflict exists, unless the member has received specific written approval of the transaction from the account holder and retains documentation of the approval in its records.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive,

provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The Units may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Units or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Units have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Units will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A Common Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Units.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Units to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Units offered should conduct their own due diligence on the Units. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Units may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Units without disclosure to investors under Chapter 6D of the Corporations Act.

The Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in France

This prospectus supplement and the accompanying prospectus has not been prepared in the context of a public offering of securities of France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et. seq. of the Autorité des marchés financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise, and no prospectus has been prepared in relation to the Units.

The Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.41102 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2 and D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person or reproduced (in whole or in part). Such “qualified investors” and the limited circle of investors referred to in Article L.411-2II2 are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 et. seq. of the French Code monétaire et financier).

You are hereby notified that in connection with the purchase of Units, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Artcile 21103 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Notice to Prospective Investors in Chile

The Units are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the Units do not constitute a public offer of, or an invitation to subscribe for or purchase, the Units in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the Units offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. The underwriters are represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2013 and 2012 (Successor), and for the year ended December 31, 2013 (Successor) and the periods from January 1, 2012 through February 24, 2012 (Predecessor) and February 25, 2012 through December 31, 2012 (Successor), included in the Annual Report on Form 10-K of William Lyon Homes for the year ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The report covering the consolidated financial statements incorporated by reference herein contains an explanatory paragraph that states that we entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012, as discussed in notes 2 and 3 to the consolidated financial statements. As a result of the reorganization, we applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

The audited consolidated financial statements of William Lyon Homes for the year ended December 31, 2011 included in the Annual Report on Form 10-K of William Lyon Homes for the year ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of Windes, Inc., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

The combined financial statements of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT AUDITORS

With respect to the unaudited interim financial information of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates for the periods ended June 30, 2014 and 2013, incorporated by reference herein, the independent auditors have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Exhibit 99.2 in our current report on Form 8-K/A filed with the SEC on September 16, 2014 and incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of a registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our Company.

Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein referring to the contents of any contract or other document are not necessarily complete. Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus form a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

We maintain a website at www.lyonhomes.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. This prospectus supplement incorporates by reference the following documents and reports:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 21, 2014;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014, for the quarter ended June 30, 2014, filed with the SEC on August 13, 2014, and for the quarter ended September 30, 2014, filed with the SEC on November 12, 2014;

●	our Current Reports on Form 8-K filed with the SEC on February 27, 2014, March 25, 2014, March 26, 2014, April 1, 2014, May 28, 2014, June 23, 2014 (but only with respect to the information filed under Items 1.01 and 9.01), July 30, 2014 (but only with respect to the information filed under Items 8.01 and 9.01), August 1, 2014, August 13, 2014 (filed with respect to Items 1.01, 2.01, 2.03 and 9.01) and as amended by our Current Report on Form 8-K/A filed with the SEC on September 16, 2014; and

●	the description of our capital stock included in our registration statement on Form 8-A filed with the SEC on May 15, 2013 and any amendments or reports filed for the purpose of updating such description.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. The information contained in any such document will automatically be considered part of this prospectus supplement from the date the document is filed with the SEC. Any information contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus supplement.

You may request a copy of any documents incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

William Lyon Homes

Attention: Corporate Secretary

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Tel: (949) 833-3600

PROSPECTUS

$600,000,000

WILLIAM LYON HOMES

WILLIAM LYON HOMES, INC.

Class A Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

Guarantees of Debt Securities

William Lyon Homes, a Delaware corporation, or Parent, may offer and sell, from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (i) shares of its Class A Common Stock, (ii) shares of its preferred stock, which may be issued in one or more series, (iii) debt securities, which may be senior, senior subordinated or subordinated, (iv) depositary shares, (v) warrants, (vi) purchase contracts and (vii) units. The debt securities offered and sold by Parent may be fully and unconditionally guaranteed by one or more of its subsidiaries. In addition, William Lyon Homes, Inc., a California corporation, or California Lyon, may offer and sell debt securities, which may be senior, senior subordinated or subordinated, from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering. The debt securities offered and sold by California Lyon will be fully and unconditionally guaranteed by Parent and also may be fully and unconditionally guaranteed by one or more of Parent’s other subsidiaries. Parent and California are sometimes referred to in this prospectus as the “issuers.”

The Class A Common Stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, units and guarantees being offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” The securities may be offered in amounts, at prices and on terms determined at the time of the offering of such securities. However, the securities will have a maximum aggregate offering price of $600,000,000. The specific terms of the securities will be provided in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        The securities may be offered directly by the applicable issuer, through agents designated from time to time or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Parent’s Class A Common Stock is listed on the New York Stock Exchange under the symbol “WLH.” On November 5, 2014, the last reported sale price of Parent’s Class A Common Stock on the New York Stock Exchange was $23.90 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $600,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, as used in this prospectus, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes and “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.lyonhomes.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 21, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 13, 2014.

•	Our Current Reports on Form 8-K filed with the SEC on February 27, 2014, March 25, 2014, March 26, 2014, April 1, 2014, May 28, 2014, June 23, 2014, July 30, 2014, August 1, 2014 and August 13, 2014.

•	Our Current Report on Form 8-K/A filed with the SEC on September 16, 2014.

•	The description of our Class A Common Stock contained in the our registration statement on Form 8-A, filed with the SEC on May 15, 2013 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

William Lyon Homes

Attention: Corporate Secretary

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Tel: (949) 833-3600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Our core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. We have a distinguished legacy of more than 58 years of homebuilding operations, over which time we have sold in excess of 93,000 homes.

We have a significant expertise in understanding the needs of our homebuyers and designing our product offerings to meet those needs. This allows us to maximize the yield on our land investments by tailoring our home offerings to meet the buyer demands in each of our markets. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations recognizing our achievements throughout our operating history.

Corporate Information and History

Our predecessor, The Presley Companies, or Presley, was formed in 1956. In 1987, General William Lyon purchased 100% of the stock of Presley, which subsequently went public in 1991 and was listed on The New York Stock Exchange, or the NYSE, under the symbol “PDC.” In 1999, Presley acquired William Lyon Homes, Inc., a California corporation, and changed its name to William Lyon Homes and its ticker symbol to “WLS.” The Company was subsequently taken private in 2006 by way of a tender offer by General William Lyon for the shares of the Company that were then publicly owned.

In May 2013, we completed our initial public offering, and shares of our Class A Common Stock began trading on the NYSE under the ticker symbol “WLH.” Today, our principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. Our website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only. We were incorporated in the State of Delaware on July 15, 1999.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

For the six months ended June 30, 2014 and the year ended December 31, 2013, our earnings were in excess of fixed charges. The following table presents our historical ratio of earnings to fixed charges and amount of excess of fixed charges and preferred stock dividends to earnings, as applicable, for the periods indicated.

	Successor(1)			Predecessor(1)
	Six Months Ended June 30, 2014	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period from January 1, through February 24, 2012	Year Ended December 31,
					2011	2010	2009
Ratio of earnings to fixed charges(2)	2.20x	2.72x	1.02x	—	—	—	—
Excess of fixed charges to earnings (loss)(2)	$—	$—	$—	$(16,050)	$(86,347)	$(52,871)	$(150,218)
Excess of combined fixed charges and preferred stock dividends to earnings (loss)(2)	$—	$—	$(2,097)	N/A	N/A	N/A	N/A

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the February 25, 2012, or the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Company’s prepackaged joint plan of reorganization in February 2012, or the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the period from February 25, 2012 through December 31, 2012 and all subsequent periods as the successor entity. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.
(2)	The term “fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay dividends on outstanding preference securities. The term “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.

DESCRIPTION OF PARENT’S CAPITAL STOCK

The following is a general description of the terms and provisions of Parent’s Third Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and Parent’s Amended and Restated Bylaws, or the bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of Parent’s capital stock, the Certificate of Incorporation and the bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certification of Incorporation and the bylaws. The Certificate of Incorporation and the bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 190,000,000 shares, 150,000,000 of which are designated as Class A Common Stock with a par value of $0.01 per share, or Class A Common Stock, 30,000,000 of which are designated as Class B Common Stock with a par value of $0.01 per share, or Class B Common Stock, and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share, or preferred stock. As of November 5, 2014, there were 27,431,347 shares of Class A Common Stock outstanding, 3,813,884 shares of Class B Common Stock outstanding and no shares of preferred stock outstanding. We have reserved an aggregate of 3,636,363 shares of Class A Common Stock for issuance to our current and future directors, employees and consultants pursuant to the William Lyon Homes 2012 Equity Incentive Plan. In addition, 1,907,550 shares of Class B Common Stock are issuable upon exercise of a warrant, or the Class B Warrant, currently held by Lyon Shareholder 2012, LLC, or Lyon LLC.

Common Stock

The Certificate of Incorporation divides our common stock into two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock have identical rights, except with respect to certain voting, conversion and preemptive rights as further described below. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and, except as provided below, have no preemptive rights to subscribe for any of our securities.

Voting. On all matters on which the holders of our common stock are entitled to vote, prior to the conversion of all outstanding shares of our Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share, while our Class B Common Stock is entitled to five votes per share. Following the conversion of all outstanding shares of our Class B Common Stock, each share of common stock is entitled to one vote per share.

Mandatory Conversion of Class B Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then-outstanding vote in favor of such conversion. If, at any time, any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

Optional Conversion of Class B Common Stock. Holders of Class B Common Stock may elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

Status of Converted Class B Common Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock, such shares of Class B Common Stock will be cancelled and will no longer be issuable by us.

Dividend Rights. Subject to applicable law, any contractual restrictions and the rights of the holders of any outstanding series of preferred stock, if any, holders of our common stock are entitled to receive such dividends and other distributions that our board of directors may declare from time to time in its sole discretion. Additionally, the payment of cash dividends is subject to certain restrictions under the terms of the agreements governing our debt. Any dividends declared by the board of directors on a share of our common stock will be declared in equal amounts with respect to each share of every class of common stock. If dividends are declared on our common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for our common stock, the dividends payable to the holders of each class of our common stock will be paid only in kind for the same class of common stock (or in securities convertible into, or exercisable or exchangeable for in kind shares) and such dividends will be paid in the same number of shares (or fraction thereof) of common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on an in kind per share basis).

Liquidation Rights. Upon our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the rights of the holders of any outstanding series of preferred stock, if any, and after payments on our debts and other liabilities, holders of our common stock are entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of Class A Common Stock that such holders would have held if all shares of Class B Common Stock were converted into Class A Common Stock prior to any such dissolution, liquidation or winding up.

Preemptive Rights. The Certificate of Incorporation provides that, for so long as any shares of Class B Common Stock remain outstanding, in the event we issue new shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), subject to certain exceptions, the holders of our Class B Common Stock shall have the option to purchase from us new shares of Class B Common Stock up to the amount needed to maintain their then-existing voting percentage ownership, after giving effect to the issuance. Such shares of Class B Common Stock will be acquired at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by us in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price that is substantially equal in value to such other consideration as determined in good faith by our board of directors (which determination shall be final and binding on all interested parties).

Preferred Stock

The Certificate of Incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock may have the effect of decreasing the market price of our Class A Common Stock, may adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

(3) on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

(1) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

(2) any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

(3) the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on us, among others:

(1) delaying, deferring or preventing a change in control;

(2) delaying, deferring or preventing the removal of existing management;

(3) deterring potential acquirers from making an offer to our stockholders; and

(4) limiting any opportunity of our stockholders to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Special Meetings of Stockholders. The Certificate of Incorporation provides that special meetings of the stockholders may be called by our board of directors, the Chairman of the Board, the Chief Executive Officer, or the lead independent director and not by stockholders.

No Action by Written Consent. The Certificate of Incorporation provides that all actions to be taken by holders of our common stock must be taken at a special or annual meeting, and not by written consent.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Classified Board; Election and Removal of Directors. Upon the conversion of all outstanding shares of our Class B Common Stock into Class A Common Stock, our board of directors will be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of such directors. The board of directors is authorized to assign members of the board of directors already in office to their respective class. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, once our board of directors is divided into three classes, the removal of any of our directors without cause will require the approval of at least 66 2⁄3% of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Conflicts of Interest. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our non-employee directors. The Certificate of Incorporation provides that, to the fullest extent permitted by law, each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (i) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Bylaws. The amendment, alteration, repeal or rescission of our bylaws by our stockholders requires approval by holders of at least 66 2⁄3% of the voting power of our then-outstanding voting stock, voting as a single class.

Amendment of Certificate of Incorporation. The amendment, repeal or rescission of the Certificate of Incorporation requires approval by holders of at least 66 2⁄3% of the voting power of our then-outstanding voting stock, voting as a single class.

Choice of Forum. The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Certificate of Incorporation, our bylaws or any action asserting a claim against us governed by the internal affairs doctrine.

Registration Rights Agreements

On the effective date of the Plan, we entered into registration rights agreements with each of the holders of our Class A Common Stock, our Class B Common Stock and our previously outstanding Class C Common Stock and Convertible Preferred Stock. We refer to these agreements collectively as the “Registration Rights Agreements.”

On October 12, 2012, we entered into a Subscription Agreement, or the Subscription Agreement, with WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, pursuant to which we issued to WLH Recovery Acquisition LLC (i) 15,238,095 shares of our Class A Common Stock and (ii) 12,173,913 shares of our previously outstanding Convertible Preferred Stock. (The share numbers in the preceding sentence do not give effect to the Common Stock Recapitalization described in the following paragraph.) We refer to the entry into the Subscription Agreement and the related issuances of Class A Common Stock and Convertible Preferred Stock as the “Paulson Transaction.” In connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto.

In May 2013, in connection with our initial public offering, we effected a 1-for-8.25 reverse stock split with respect to each of our Class A Common Stock and Class B Common Stock, and all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the reverse stock split. We collectively refer to this reverse stock split and conversion as the “Common Stock Recapitalization.” The Registration Rights Agreements continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class C Common Stock and Convertible Preferred Stock, and issuable upon conversion of the outstanding shares of Class B Common Stock, as applicable, so long as such shares of Class A Common Stock continue to qualify as “registrable securities” as defined in such agreements. Pursuant to the Registration Rights Agreements, and in fulfillment of the ongoing contractual obligations described above, we filed a registration statement on Form S-3 (File No. 333-194517), which was declared effective on March 20, 2014.

The Registration Rights Agreements do not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by each of the agreements. The holders of the securities covered by the Registration Rights Agreements have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreements. We may be required to pay reasonable legal fees and expenses incurred in connection with such enforcement proceedings.

Class B Warrant

Pursuant to the Class B Warrant, Lyon LLC may purchase up to 1,907,550 shares of our Class B Common Stock at $17.08 per share (after giving effect to the Common Stock Recapitalization). The original term of the Class B Warrant was five years, and it would expire on February 24, 2017. In connection with the adoption of the Certificate of Incorporation, the Class B Warrant was amended to extend the term to 10 years, and the Class B Warrant will now expire on February 24, 2022. Lyon LLC is managed by William H. Lyon, and all interests in Lyon LLC are held for the benefit of William H. Lyon.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with each of our executive officers and directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National Market Listing

Our Class A Common Stock is listed on the NYSE under the symbol “WLH.”

DESCRIPTION OF DEBT SECURITIES

This prospectus covers the offer and sale of debt securities of William Lyon Homes, a Delaware corporation, and William Lyon Homes, Inc., a California corporation. As used in this section, the term “applicable issuer” refers to William Lyon Homes in the case of debt securities of William Lyon Homes, or William Lyon Homes, Inc., in the case of debt securities of William Lyon Homes, Inc., in each case excluding any of the issuers’ respective subsidiaries, unless expressly stated or the context requires otherwise.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that may be offered under this prospectus. When a particular series of debt securities is offered and sold, a description of the specific terms of the series will be included in a supplement to this prospectus. The supplement will also indicate to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities that may be offered pursuant to this prospectus may be senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of the applicable issuer and may be issued in one or more series.

The debt securities will be issued under an indenture between the applicable issuer and U.S. Bank National Association, as trustee. Select portions of the indentures to be entered into are summarized below. The summary is not complete. The form of the indentures has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the applicable issuer’s board of directors and set forth or determined in the manner provided in a resolution of such board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

The applicable issuer can issue an unlimited amount of debt securities under the applicable indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) The prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered will set forth the aggregate principal amount and the other terms of the debt securities, including, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be sold;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to the applicable issuer in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the applicable issuer may redeem the debt securities;

•	any obligation the applicable issuer will have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium, and interest on the debt securities will be made;

•	if payments of principal of, or premium, if any, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal, premium, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or set forth in the applicable indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the applicable indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or set forth in the applicable indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the applicable indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

The applicable issuer may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the applicable indenture. Information on the federal income tax considerations and other special considerations applicable to any of these debt securities will be provided in the applicable prospectus supplement.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, then information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units will be provided in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (which is referred to as a “book-entry debt security”), or a certificate issued in definitive registered form (which is referred to as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office the applicable issuer maintains for this purpose in accordance with the terms of the applicable indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange may be required. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, or any premium or interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by the applicable issuer or the trustee of the certificate to the new holder or the issuance by the applicable issuer or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see the section entitled “Global Securities” in this prospectus for more information.

Covenants

Any restrictive covenants applicable to any issue of debt securities will be set forth in the applicable prospectus supplement. (Article IV)

No Protection in the Event of a Change of Control

Unless stated otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event the applicable issuer has a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

The applicable issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any person (a “successor person”) unless:

•	the applicable issuer is the surviving person or the successor person (if other than the applicable issuer) is a person that is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the applicable issuer’s obligations on the debt securities and under the applicable indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any subsidiaries of the applicable issuer may consolidate with, merge into or transfer all or part of its properties to the applicable issuer. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by the applicable issuer with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

•	default in the performance or breach of any other covenant or warranty by the applicable issuer in the applicable indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after the applicable issuer receives written notice from the trustee or the applicable issuer and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the applicable indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the applicable issuer; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the applicable indenture may constitute an event of default under certain other indebtedness of the applicable issuer or its subsidiaries outstanding from time to time.

The applicable issuer will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to the applicable issuer (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities or the applicable series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture. (Section 6.2) You are referred to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The applicable indenture will provide that the trustee may refuse to perform any duty or exercise any of its rights or powers under the applicable indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or trustee, or for any remedy under the applicable indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the applicable indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The applicable indenture will require the applicable issuer, within 120 days after the end of its fiscal year, to furnish to the trustee a statement as to compliance with the applicable indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, then the trustee must mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The applicable indenture will provide that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

The applicable issuer, the applicable guarantors, if any, the trustee may modify, amend or supplement the applicable indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to release any applicable guarantor from any of its obligations under its applicable guarantee of the applicable indenture (to the extent permitted by the applicable indenture);

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to conform the text of the applicable indenture, the applicable guarantees or the applicable securities to any provision of the “Description of Notes” section of an applicable prospectus supplement;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to allow any applicable guarantor to execute a supplemental indenture or guarantee with respect to the applicable securities; or

•	to comply with requirements of the SEC or changes to applicable law. (Section 9.1)

The applicable issuer may also modify and amend the applicable indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the applicable indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	release any applicable guarantor from any of its obligations under its applicable guarantee or the applicable indenture, except as permitted by the applicable indenture; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by the applicable issuer or any guarantor of debt securities of that series with provisions of the applicable indenture or guarantee. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The applicable indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, the applicable issuer and the guarantors, if any, may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). The applicable issuer will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, the applicable issuer has delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The applicable indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	the applicable issuer and any guarantor, if applicable, may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the applicable indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	the applicable issuer or, if applicable, any guarantor(s), must deposit, or cause to be irrevocably deposited, depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	the applicable issuer or guarantor(s) must deliver to the trustee an opinion of counsel to the effect that the applicable issuer or guarantor has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of the past, present or future directors, officers, employees or stockholders, as such, of any applicable issuer will have any liability for any of our obligations under the debt securities or the applicable indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus and in any applicable prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and our certificate of incorporation and the certificate of designation that are, or will be, filed with the SEC for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of William Lyon Homes, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by owners of at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the applicable depositary if holders of a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if (a) all outstanding depositary shares thereunder shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of William Lyon Homes and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into stock of William Lyon Homes not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous

The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from us which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor William Lyon Homes assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor William Lyon Homes will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of William Lyon Homes and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. William Lyon Homes and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The summary of material provisions of the warrants and warrant agreements in this prospectus and in any applicable prospectus supplement are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of William Lyon Homes.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the applicable indenture.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

DESCRIPTION OF GUARANTEES

To the extent provided in the applicable supplement to this prospectus, the debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior, senior subordinated or subordinated;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any Class A Common Stock will be listed on the New York Stock Exchange, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP, Costa Mesa, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of William Lyon Homes and William Lyon Homes, Inc. Certain other matters will be passed on for us by Bryan Cave LLP, Phoenix, Arizona, Greenberg Traurig LLP, Las Vegas, Nevada, and Davis Wright Tremaine LLP, Seattle, Washington and Portland, Oregon. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2013 and 2012 and for the year ended December 31, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The report contains an explanatory paragraph that states that William Lyon Homes entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012, as discussed in notes 2 and 3 to the consolidated financial statements. As a result of the reorganization, William Lyon Homes applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

Our audited consolidated financial statements for the year ended December 31, 2011 incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated herein in reliance upon the report of Windes, Inc., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

The combined financial statements of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT AUDITORS

With respect to the unaudited interim financial information of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates for the periods ended June 30, 2014 and 2013, incorporated by reference herein, the independent auditors have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Exhibit 99.2 in the Company’s Current Report on Form 8-K/A filed with the SEC on September 16, 2014 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

1,000,000 Tangible Equity Units

William Lyon Homes 6.50% Units

Prospectus Supplement

J.P. Morgan	Citigroup	Credit Suisse

Oppenheimer & Co.

November 17, 2014